Exhibit 99.9

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
		As adjusted, see
		Notes 7 and 15
	(Unaudited)
	(In thousands, except share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$35,069	$94,613
Restricted cash	3,674	3,566
Accounts receivable, net	155,705	165,152
Prepaid expenses and other current assets	22,028	3,375
Total current assets	216,476	266,706

Property and equipment:
Marine vessels	509,653	502,417
Subsea equipment	176,542	153,003
Construction-in-progress	290,461	260,069
Transportation and other	5,952	4,902

	982,608	920,391
Less accumulated depreciation and amortization	(153,126)	(115,981)

Net property and equipment, net	829,482	804,410

Intangible assets	112,403	106,983
Other assets	24,323	24,637

Total assets	$1,182,684	$1,202,736

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$187,533	$82,982
Accounts payable	42,741	53,872
Accrued expenses	120,458	85,656
Accrued interest	6,367	10,383
Foreign taxes payable	2,289	4,000
Income taxes payable	12,755	18,133
Other current liabilities	362	—

Total current liabilities	372,505	255,026

Long-term debt	517,290	687,098
Long-term derivative	3,746	1,119
Foreign taxes payable	33,018	47,508
Deferred income taxes	2,681	5,104
Other liabilities	7,327	6,001

Total liabilities	936,567	1,001,856

Commitments and contingencies (See Note 16)	—	—
Total equity:
Common stock, $.01 par value, 50,000,000 shares authorized and 19,793,138 and
16,199,980 shares issued at June 30, 2009 and December 31, 2008, respectively	196	160
Warrants	1,640	1,640
Additional paid-in capital	330,472	316,694
Retained earnings	28,598	25,197
Accumulated other comprehensive loss, net of tax	(166,545)	(202,681)
Phantom stock	55,588	55,588
Treasury stock, at cost, 570,207 shares	(17,604)	(17,604)

Total Trico Marine Services, Inc. stockholders’ equity	232,345	178,994

Noncontrolling interest	13,772	21,886

Total equity	246,117	200,880

Total liabilities and equity	$1,182,684	$1,202,736

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,
	2009	2008
		As adjusted, see
		Notes 7 and 15
	(Unaudited)
	(In thousands, except per share amounts)

Revenues	$301,550	$163,467
Operating expenses:
Direct operating expenses	228,709	103,839
General and administrative	40,829	25,707
Depreciation and amortization	36,619	19,642
Impairment	14,023	—
Gain on sales of assets	(17,693)	(2,746)

Total operating expenses	302,487	146,442

Operating income (loss)	(937)	17,025
Interest expense, net of amounts capitalized	(22,578)	(8,286)
Interest income	1,862	4,849
Unrealized gain (loss) on mark-to-market of embedded derivative	1,415	(2,310)
Gain on conversions of debt	11,330	—
Refinancing costs	(6,224)	—
Other income (expense), net	1,128	(1,465)

Income (loss) before income taxes	(14,004)	9,813
Income tax (benefit) expense	(18,669)	746

Net income (loss)	4,665	9,067
Less: Net (income) attributable to noncontrolling interest	(1,264)	(2,382)

Net income (loss) attributable to Trico Marine Services, Inc.	$3,401	$6,685

Earnings (loss) per common share:
Basic	$0.19	$0.46

Diluted	$0.19	$0.43

Weighted average shares outstanding:
Basic	17,657	14,613
Diluted	18,011	15,458

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008
		As adjusted, see
		Notes 7 and 15
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net income	$4,665	$9,067
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,619	19,642
Amortization of non-cash deferred revenues	(286)	(184)
Amortization of deferred financing costs	1,437	1,293
Noncash benefit related to change in Norwegian tax law	(18,568)	—
Accretion of debt discount	6,361	3,651
Deferred income taxes	(3,156)	740
Impairment	14,023	—
Change in fair value of embedded derivative	(1,415)	2,310
Gain on conversions of 6.5% Debentures	(11,330)	—
Cash paid for make-whole premium related to conversions of 6.5% Debentures	(6,915)	—
Gain on sales of assets	(17,693)	(2,746)
Provision on doubtful accounts	(140)	9
Stock based compensation	1,787	2,387
Change in operating assets and liabilities	23,286	8,563

Net cash provided by operating activities	28,675	44,732

Cash flows from investing activities:
Acquisition of DeepOcean, net of acquired cash	—	(430,802)
Purchases of property and equipment	(48,848)	(62,180)
Proceeds from sales of assets	30,024	7,023
Sale of hedge instrument	—	8,151
Decrease in restricted cash	215	4,650

Net cash used in investing activities	(18,609)	(473,158)

Cash flows from financing activities:
Net proceeds from exercises of warrants and options	—	11,615
Proceeds from issuance of debt	—	300,000
Payment for exchange of convertible debentures	(12,676)	—
Proceeds and (repayments) of revolving credit facilities, net	(49,353)	161,774
Dividend to noncontrolling partner	(6,120)	—
Debt issuance or refinancing costs	(6,224)	(16,123)

Net cash provided by (used in) financing activities	(74,373)	457,266

Effect of exchange rate changes on cash and cash equivalents	4,763	6,437
Net increase (decrease) in cash and cash equivalents	(59,544)	35,277
Cash and cash equivalents at beginning of period	94,613	131,463

Cash and cash equivalents at end of period	$35,069	$166,740

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Organization and Basis of Presentation

The condensed consolidated financial statements include the accounts of Trico Marine Services, Inc. and its consolidated subsidiaries (the “Company”). The consolidated financial statements of the Company include the accounts of those subsidiaries where the Company directly or indirectly has more than 50% of the ownership rights and for which the right to participate in significant management decisions is not shared with other shareholders. The Company also consolidates the accounts of its noncontrolling owned variable interest subsidiaries for which the Company has been determined to be the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation. For comparative purposes, certain amounts in 2008 have been adjusted to reflect the retrospective application of FAS 160 and APB 14-1 to conform to the current period’s presentation. The presentation and disclosure requirements of FAS 160 had no effect on net income or operating cash flows. See Note 15 “Noncontrolling Interests”. The APB 14-1 adjustments did have an effect on the financial statements. See Note 7 “FASB Staff Position APB 14-1”.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required for complete financial statements under accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments, which consist of normal recurring items considered necessary for a fair presentation, have been included. The results of operations for the interim periods are not necessarily indicative of results of operations to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires estimates and assumptions that affect the reported amounts as well as certain disclosures. The Company’s financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

The consolidated balance sheet as of December 31, 2008 has been derived from the audited consolidated financial statements at that date, but does not include all disclosures required by accounting principles generally accepted in the United States of America, since certain information and disclosures normally included in the notes to the financial statements have been condensed or omitted for interim periods as permitted by the rules and regulations of the Securities and Exchange Commission. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company’s current report on Form 8-K filed October 9, 2009, for the year ended December 31, 2008.

2.	Risks and Uncertainties

Seasonality early in 2009, lower utilization due to planned vessel mobilizations for longer term projects commencing mid-year in the Company’s subsea services segments, deteriorating rates and utilization in the Company’s towing and supply segment and the further weakening of the U.S. dollar relative to the Norwegian kroner during the second quarter of 2009, which resulted in additional cash payments required to bring our $200 million revolving credit facility within its contractual credit limit, resulted in lower than expected operating results. As a result, the Company’s liquidity outlook changed during 2009. The Company expects increased activity in its subsea services segments and operating results in such segment to remain constant for the third quarter; however, it has revised its future operating results for the remainder of 2009 to reflect the lower outlook for the Company’s towing and supply business.

As a result of these events, the Company believes that its forecasted cash and available credit capacity are not sufficient to meet its commitments as they come due over the next twelve months and that it will not be able to remain in compliance with its debt covenants unless it is able to successfully refinance certain debt. If the Company is unable to successfully refinance certain debt, it would not be able to remain in compliance with its debt covenants unless it could extend existing amortization requirements, sell assets, access cash in certain of its subsidiaries, obtain waivers or amendments from its lenders, and effectively manage our working capital. If the Company is unable to complete these actions, it will be in default under its credit agreements, which in turn, would constitute an event of default under all of its outstanding debt agreements. If this were to occur, all of the Company’s outstanding debt would become callable by its creditors and would be reclassified as a current liability on its balance sheet. The Company’s inability to repay the outstanding debt, if it were to become current or if it were called by its creditors would have a material adverse effect on the Company and raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustment related to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from this uncertainty.

Trico Shipping AS is pursing an offering of high-yield notes for purposes of refinancing all of the outstanding indebtedness of the Trico Supply Group (Trico Supply AS, and its subsidiaries, including Trico Shipping AS, DeepOcean AS and CTC Marine Projects, Ltd.), a substantial portion of which matures during the first half of 2010. In addition, the Company is continuing to pursue refinancing of DeepOcean’s NOK 350 million revolving credit facility, NOK 230 million revolving credit facility, NOK 150 million additional term loan and NOK 200 million overdraft facility. There can be no assurance that the Company will be able to consummate the offering of high-yield notes or otherwise refinance the debt of the Trico Supply Group, that lenders will be willing to waive or amend covenants, or that its other plans can be affected on a timely basis, on satisfactory terms or maintained once initiated. Even if the Company is able to refinance the debt of the Trico Supply Group and obtain waivers for any future covenant violations, its obligations and the obligations of the Trico Supply Group will still pose significant restrictions on the Company and The Trico Supply Group which may include a higher cost of debt, significant amortization payments, or liens on a substantial portion of assets, all of which could severely limit its ability to implement plans which would negatively impact future operations.

As an international integrated provider of subsea and marine support vessels and services to the oil and gas, wind power and telecommunications industries, the Company’s revenue, profitability, cash flows and future rate of growth are substantially dependent on its ability to (1) secure profitable contracts, (2) increase its vessel utilization and maximize its service spreads, (3) deploy its vessels to the most profitable markets, and (4) invest in a technologically advanced subsea fleet. Consistent with the Company’s strategy, it is in the process of constructing several subsea service specific vessels. Execution of the Company’s business plan is also dependent upon the Company’s operating results which will depend on certain estimates and assumptions regarding new vessel deliveries, fleet utilization, average day rates, and operating and general and administrative expenses, which could prove to be inaccurate. The Company’s inability to execute its plans could adversely affect its financial position, results of operations and cash flows.

The Company’s revenues are primarily generated from entities operating in the oil and gas industry in the North Sea, China, West Africa, Brazil, the Mexican Gulf of Mexico (“Mexico”), the U.S. Gulf of Mexico (“Gulf of Mexico”) and the rest of Southeast Asia. The Company’s international operations account currently for 99% of revenues and are subject to a number of risks inherent to international operations including exchange rate fluctuations, unanticipated assessments from tax or regulatory authorities, and changes in laws or regulations. In addition, because of the Company’s corporate structure, it may not be able to repatriate funds from its Norwegian subsidiaries without adverse tax or debt compliance consequences. These factors could have a material adverse affect on the Company’s financial position, results of operations and cash flows.

Because the Company’s revenues are generated primarily from customers who have similar economic interests, its operations are also susceptible to market volatility resulting from economic, cyclical, weather or other factors related to the energy industry. Changes in the level of operating and capital spending in the industry, decreases in oil or gas prices, or industry perceptions about future oil and gas prices could materially decrease the demand for the Company’s services, adversely affecting its financial position, results of operations and cash flows.

The Company’s operations, particularly in the North Sea, China, West Africa, Mexico, and Brazil, depend on the continuing business of a limited number of key customers and some of its long-term contracts contain early termination options in favor of its customers. If any of these customers terminate their contracts with the Company, fail to renew an existing contract, refuse to award new contracts to it or choose to exercise their termination rights, the Company’s financial position, results of operations and cash flows could be adversely affected.

The Company’s certificate of incorporation requires that it remain Jones Act eligible, and it must comply with the Jones Act to engage in operations in the Gulf of Mexico. The Jones Act provides that non-U.S. citizens may neither exercise control, directly or indirectly by any means, over more than 25% of the voting power in the corporation nor occupy seats that constitute more than a minority of a quorum for the board of directors. The Company expects decommissioning and deep water projects in the Gulf of Mexico to comprise an important part of its subsea strategy, which will require continued compliance with the Jones Act. Any action that risks its status under the Jones Act could have a material adverse effect on its business, financial position, results of operations and cash flows.

The Company is highly leveraged and its debt imposes significant restrictions on it and increases its vulnerability to adverse economic and industry conditions, and could limit its ability to obtain the additional financing required to successfully operate its business. Under certain of the Company’s debt agreements, an event of default will be deemed to have occurred if there is a change of control of the Company or certain of its subsidiaries or if a material adverse change or a fundamental change occurs in regards to the financial position of the applicable borrowing entity within the Company. Also, certain of the Company’s debt agreements contain a material adverse change/effect provision that is determined in the reasonable opinion of the respective lender, which is outside of the control of the Company. Under cross-default provisions in several agreements governing its indebtedness, a default or acceleration of one debt agreement will result in the default and acceleration of its other debt agreements and under its Master Charter lease agreement. A default, whether by the Company or any of its subsidiaries, could result in all or a portion of its outstanding debt becoming immediately due and payable and would provide certain other remedies to the counterparty to the Master Charter. If this were to occur, the Company might not be able to obtain waivers or secure alternative financing to satisfy all of its obligations simultaneously. Given current market conditions, the Company’s ability to access the capital markets or to consummate planned asset sales may be restricted at a time when it would like or need to raise additional capital. In addition, the current economic conditions could also impact its lenders, customers and vendors and may cause them to fail to meet their obligations to it with little or no warning. These events could have a material adverse effect on the Company’s business, financial position, results of operations, cash flows and ability to satisfy the obligations under its debt agreements. (Also see Note 6 “Debt”.)

The holders of the Company’s 8.125% Convertible Debentures due 2013 (the “8.125% Debentures”) have the right to require the Company to repurchase the 8.125% Debentures upon the occurrence of a “Fundamental Change” in its business, which is defined as the occurrence of any of the following:

(a) the consummation of any transaction that is disclosed in a Schedule 13D (or successor form) by any “person” and the result of which is that such “person” has become the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body); or

(b) the first day on which a majority of the members of the Board of Directors are not continuing directors of the Board; or

(c) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(d) the consolidation or merger of the Company with or into any other Person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(i) any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors of the continuing or surviving Person (or any parent thereof) immediately after giving effect to such transaction; or

(ii) any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

(e) the termination of trading of the common stock, which will be deemed to have occurred if the common stock or other common equity interests into which the 8.125% Debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common equity interests are so listed or approved for listing in the United States.

However, a Fundamental Change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Fundamental Change under clauses (a) or (d) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange or approved for listing on any United States system on automated dissemination of quotations of securities prices, and, as a result of the transaction or transactions, the 8.125% Debentures become convertible into such common stock, depositary receipts or other certificates representing common equity interests. Such repurchases could significantly impact liquidity, and it may not have sufficient funds to make the required cash payments should a majority of the holders require the Company to repurchase the 8.125% Debentures. The Company’s failure to repurchase the 8.125% Debentures would constitute an event of default, which in turn, could constitute an event of default under all of its outstanding debt agreements.

3.	Acquisition

On May 15, 2008, the Company initiated a series of transactions that resulted in the acquisition of all of the equity ownership of DeepOcean ASA, a Norwegian public limited liability company (“DeepOcean”), including CTC Marine Projects LTD (“CTC Marine”), a wholly-owned subsidiary of DeepOcean. The Company began consolidating DeepOcean’s results on May 16, 2008, the date it obtained constructive control of DeepOcean. The Company’s ownership of DeepOcean ranged from 54% on May 16, 2008 to in excess of 99% by June 30, 2008. At December 31, 2008, the Company had a 100% interest in DeepOcean. The Company, through its subsidiary, Trico Shipping AS

(Trico Shipping), acquired all of the outstanding common stock of DeepOcean for approximately $700 million plus the assumption of $281.7 million of debt.

The acquisition has been accounted for under the purchase method as required by Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” To fund the acquisition, the Company used a combination of its available cash, borrowings under its existing, new and/or amended revolving credit facilities, the proceeds from the issuance of $300 million of the 6.5% Debentures and the issuance of the Company’s equity instruments in the form of phantom stock units. See Note 6 for further discussion on the debt associated with the acquisition.

The operations of DeepOcean are reflected in the Company’s Subsea Services segment and the operations of CTC Marine are reflected in the Company’s Subsea Trenching and Protection segment.

At December 31, 2008, the purchase price and purchase price allocation were finalized.

Pro forma Information

The following unaudited pro forma information assumes that the Company acquired DeepOcean and CTC Marine effective January 1, 2008 (amounts in thousands, except per share data).

	Six Months Ended
	June 30, 2008
	Historical	Pro Forma
	As adjusted, see
	Notes 7 and 15

Revenues	$163,467	$312,192
Operating income(1)	17,025	8,011
Income (loss) before income taxes and non-controlling interest(2)	9,813	(11,865)
Net income (loss) attributable to Trico Marine Services, Inc.	6,685	(14,734)
Diluted net income (loss) per share of common stock	$0.43	$(1.01)
Diluted weighted average shares outstanding	15,458	14,613

(1)	Pro forma amounts for the six months ended June 30, 2008 include the effect of non-recurring transactions that occurred at DeepOcean prior to its acquisition by the Company. These charges include a $7.2 million estimated loss on a contract for services in Brazil that resulted following a delay in delivery of a vessel to perform the contracted work, a $2.6 million disputed loss with a partner for a project in India and $4.3 million of acquisition-related costs.

(2)	Pro forma amounts include acquisition-related debt costs ($16.3 million), including the amortization of debt discount on the 6.5% Debentures (see Note 6). The Company determined that approximately 50% of its acquisition related interest expense would be capitalized in the 2008 pro forma periods.

4.	Sale of Assets

On April 28, 2009, the Company sold a platform supply vessel for $26.0 million in net proceeds and recognized a gain on sale of $15.2 million. The sale of this vessel required a prepayment of approximately $14.9 million for the $200 million Revolving Credit Facility as the vessel served as security for that facility.

During June 2009, the Company sold five supply vessels for a total of $3.8 million, resulting in a gain of $2.5 million. The sale of these vessels did not require a debt prepayment.

5.	Intangible Assets

Intangible assets consist of trade names and customer relationships. The Company did not incur costs to renew or extend the term of acquired intangible assets during the period ending June 30, 2009. The Company classified trade names as indefinite lived assets. Under SFAS No. 142, indefinite lived assets are not amortized but instead are reviewed for impairment annually and more frequently if events or circumstances indicate that the asset may be impaired. At December 31, 2008, the Company performed an impairment analysis of its trade name assets utilizing a form of the income approach known as the relief-from-royalty method. As a result of this assessment, the Company recognized an impairment during 2008 of $3.1 million on trade name assets.

The following table provides information relating to the Company’s intangible assets as of June 30, 2009 and December 31, 2008 (in thousands):

	As of June 30, 2009				As of December 31, 2008
			Foreign				Foreign
	Gross		Currency		Gross		Currency
	Carrying	Accumulated	Translation		Carrying	Accumulated	Translation
	Amount	Amortization	Adjustment	Total	Amount	Amortization	Adjustment	Total

Amortized intangible assets:
Customer relationships	$118,057	$(8,496)	$(25,972)	$83,589	$118,057	$(5,040)	$(32,459)	$80,558

Total	$118,057	$(8,496)	$(25,972)	$83,589	$118,057	$(5,040)	$(32,459)	$80,558

			Foreign				Foreign
	Gross		Currency		Gross		Currency
	Carrying		Translation		Carrying		Translation
	Amount	Impairment	Adjustment	Total	Amount	Impairment	Adjustment	Total

Unamortized intangible assets:
Trade name	$40,881	$(3,114)	$(8,953)	$28,814	$40,881	$(3,114)	$(11,342)	$26,425

Total	$40,881	$(3,114)	$(8,953)	$28,814	$40,881	$(3,114)	$(11,342)	$26,425

Amortization expense was $3.5 million for the six months ended June 30, 2009 and $0.9 million for the six months ended June 30, 2008. The estimated amortization expense for the remainder of 2009 is estimated to be $4.0 million and $7.5 million per year for 2010, 2011, 2012 and 2013.

6.	Debt

Unless otherwise specified, amounts in these footnotes disclosing U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at June 30, 2009. The Company’s debt at June 30, 2009 and December 31, 2008 consisted of the following (in thousands):

	June 30, 2009				December 31, 2008
	Current	Long Term	Total		Current	Long Term	Total

NOK 350 million Revolving Credit Facility(1), maturing December 1, 2014	$59,790	$—	$59,790	4,5	$3,600	$57,931	$61,531	4,5
NOK 230 million Revolving Credit Facility(1), maturing June 1, 2012	17,940	—	17,940	4,5	2,294	18,939	21,233	4,5
NOK 150 million Additional Term Loan(1), maturing December 18, 2011	9,428	—	9,428	4,5	3,644	6,754	10,398	4,5
NOK 200 million Overdraft Facility(1), maturing June 21, 2010	14,542	—	14,542	4,5	—	3,207	3,207	4,5
23.3 million Euro Revolving Credit Facility(1), maturing March 31, 2010	19,897	—	19,897	2,4	—	19,717	19,717	2,4
NOK 260 million Short Term Credit Facility interest at 8.3% maturing on February 1, 2009					11,631	—	11,631
$50 million US Revolving Credit Facility Agreement(1), maturing in January 2011	5,000	26,509	31,509	2,3	10,000	36,460	46,460	2,3
$202.8 million face amount, 8.125% Convertible Debentures, net of unamortized discount of $14.6 million as of June 30, 2009, interest payable semi-annually in arrears, maturing on February 1, 2013	—	188,191	188,191		—	—	—
$278.0 million face amount, 6.5% Senior Convertible Debentures, net of unamortized discount of
$45.0 million as of December 31, 2008, interest payable semi-annually in arrears, exchanged in May 2009	—	—	—		—	232,998	232,998
$150.0 million face amount, 3.0% Senior Convertible Debentures(6), net of unamortized discount of
$33.0 million and $35.9 million as of June 30, 2009 and December 31, 2008, respectively, interest payable semi-annually in arrears, maturing on January 15, 2027	—	117,006	117,006	6	—	114,150	114,150	6
$200 million Revolving Credit Facility(1), maturing in May 2013	36,283	100,052	136,335	2	30,563	130,000	160,563	2
$100 million Revolving Credit Facility(1), maturing no later than December 2017	—	36,550	36,550	2	—	15,000	15,000	2
6.11% Notes, principal and interest due in 30 semi-annual installments, maturing April 2014	1,258	5,028	6,286		1,258	5,657	6,915
$18 million Revolving Credit Facility(1), maturing December 5, 2011	2,000	13,000	15,000	2,4	2,000	14,000	16,000	2,4
8 million Sterling Overdraft Facility, maturity 364 days after drawdown	12,491	—	12,491		9,812	—	9,812
24.2 million Sterling Asset Financing Revolving Credit Facility, maturing no later than December 31, 2014	3,659	14,046	17,705		3,238	14,048	17,286
Finance lease obligations assumed in the acquisition of DeepOcean, maturing from October 2009 to November 2015	2,228	11,854	14,082		2,225	11,947	14,172
Other debt assumed in the acquisition of DeepOcean	2,545	4,771	7,316		2,716	5,979	8,695
Insurance note	473	—	473
Fresh-start debt premium	—	282	282		—	312	312

	$187,534	$517,289	$704,823		$82,981	$687,099	$770,080

(1)	Interest on such credit facilities is at the London inter-bank offered rate (LIBOR) or the Norwegian inter-bank offered rate (NIBOR) plus an applicable margin ranging from 1.65% to 3.25%. The three month LIBOR rate was 0.6% and 1.8% and the three month NIBOR rate was 1.96% and 3.97% for the periods ending June 30, 2009 and December 31, 2008, respectively.

(2)	The Company was not in compliance with its net worth ratio as of December 31, 2008 and received an amendment retroactive to December 31, 2008. The amendment changed the calculation of net worth ratio both retroactively and prospectively to permanently exclude impairment of goodwill and non-amortizing intangible assets from the net worth ratio.

(3)	The Company was in compliance with its maximum consolidated leverage ratio as of December 31, 2008, March 31, 2009 and June 30, 2009 and projects it will violate the ratio as of September 30, 2009. The Company received prospective covenant relief increasing the ratio from 4.5:1 to 5.0:1 for September 30, 2009. The ratio will revert back to the contractual terms for future periods.

(4)	These debt agreements contain material adverse change provisions. These provisions allow the lenders to declare an event of default if in their reasonable opinion, a deterioration in the financial condition of the borrower will have a negative effect on its ability to meet its obligation or, a material adverse change occurs with respect to the financial condition of the borrower and/or its material subsidiaries.

(5)	The Company was in violation of its leverage ratio covenant as of March 31, 2009. The Company received a waiver for the violation. The Company was in compliance with the covenant as of June 30, 2009.

(6)	Holders of the Company’s 3% Debentures have the right to require it to repurchase debentures on each of January 15, 2014, January 15, 2017 and January 15, 2022.

Maturities of debt during the next five years and thereafter based on debt amounts outstanding as of June 30, 2009 are as follows (in thousands):

	Amount

Due in one year	$187,533
Due in two years	59,694
Due in three years	46,899
Due in four years	265,009
Due in five years	19,389
Due in over five years	173,631	(1)

	752,155
Fresh-start debt premium	282
Unamortized discount on 8.125% and 3.0% Debentures	(47,614)

Total debt	$704,823

(1)	Includes the $150.0 million of 3% Debentures that may be converted earlier but have stated maturity terms in excess of five years.

Current Maturities:

NOK 350 million Revolving Credit Facility.  In December 2007, in connection with the financing of the vessel Deep Endeavour, DeepOcean entered into a Norwegian Kroner (NOK) 350 million credit facility (approximately $54.3 million at June 30, 2009). This multi-currency facility allows for borrowings to be made in either U.S. Dollars or NOK. The facility is drawn in U.S. Dollars and at the option of the lenders, they may require a partial repayment if the portion of the loan denominated in U.S. Dollars reaches 105% of the available NOK amount. Based on the exchange rate at June 30, 2009, the amount of this repayment would have been $10.3 million. The loan is guaranteed by DeepOcean and is secured with a mortgage on the Deep Endeavor, a portion of DeepOcean’s inventory and other security documents. The commitment under the facility decreases semi-annually by NOK 10 million (approximately $1.6 million at June 30, 2009) with a balloon payment at its maturity. Interest accrues on the facility at the 3-month NIBOR rate plus 2.75% for NOK borrowings and the LIBOR rate plus 2.75% for U.S. Dollar borrowings and is payable quarterly. The facility is subject to certain customary financial covenants with respect to leverage ratio, working capital ratio and book equity ratio.

NOK 230 million Revolving Credit Facility.  In July 2007, DeepOcean entered into a NOK 230 million ($35.7 million) revolving credit facility. This facility is part of a larger composite credit facility that once had capacity of approximately NOK 1.0 billion ($155.2 million) but has subsequently been reduced to NOK 585 million ($90.8 million). This NOK 230 million credit facility is secured with inventory up to NOK 1.0 billion and other security documents including the pledge of shares in certain DeepOcean subsidiaries. The facility’s commitment is subject to semi-annual reductions of NOK 8 million (approximately $1.2 million at June 30, 2009) with a final NOK 150.7 million ($23.4 million) balloon payment due at the maturity date. Interest on this facility is at the 3-month NIBOR rate plus 2.75% and is payable quarterly in arrears. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio and book equity ratio.

NOK 150 million Additional Term Loan.  DeepOcean entered into this agreement in December 2006. Like the NOK 230 million ($35.7 million) facility discussed above, this NOK 150 million

($23.3 million) term loan is part of a larger composite credit facility that once had capacity of approximately NOK 1.0 billion ($155.2 million) but has subsequently been reduced to NOK 585 million ($90.8 million). The borrowings under this facility partially funded the acquisition of CTC Marine. This term loan is secured with inventory up to NOK 1.75 billion ($271.6 million) and other security documents, including the pledge of shares in certain DeepOcean subsidiaries. This facility allows for multi-currency borrowing including NOK, U.S. Dollar, Sterling and Euro. The term loan is subject to mandatory NOK 15 million ($2.3 million) semi-annual payments due in June and December every year until the debt matures. Interest on the debt accrues at LIBOR plus 2.75% and is payable quarterly. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio and book equity ratio.

NOK 200 million Overdraft Facility.  DeepOcean entered into a multi-currency cash pool system agreement in July 2007. In conjunction with the cash pool system, DeepOcean has a multi-currency cash pool credit of up to NOK 200 million ($31.0 million). This facility is part of a larger composite credit facility that once had capacity of approximately NOK 1.0 billion ($155.2 million) but has subsequently been reduced to NOK 585 million ($90.8 million). This NOK 200 million cash pool credit is secured with inventory up to NOK 1.0 billion and other security documents including the pledge of shares in certain DeepOcean subsidiaries. Interest on this facility is at the 3-month NIBOR rate plus 2.75% and is payable quarterly in arrears. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio and book equity ratio.

Regarding the NOK 350 million revolving credit facility, NOK 230 million revolving credit facility, NOK 150 million additional term loan and NOK 200 million overdraft facility, the obligors thereunder and the principal lender have entered into an amendment to these facilities, to, among other things, shorten the maturity dates for all facilities to January 1, 2010, waive the requirement that DeepOcean AS be listed on the Oslo Stock Exchange, consent to the tonnage tax related corporate reorganization, and increase certain fees and margins. In conjunction with this amendment, the Company made a prepayment of NOK 50 million ($7.2 million) on November 1, 2008, an additional prepayment of NOK 25 million ($3.9 million) on June 30, 2009 and agreed to a retroactive increase in fees and margins to November 1, 2008. The total amount outstanding under these facilities as of June 30, 2009 was $101.7 million which is classified as current as the Company’s intent is to pay the outstanding balances by January 1, 2010.

DeepOcean has $14.1 million of finance leases to finance certain of its equipment including ROVs. These leases have terms of up to seven years. A default under these leases would cause a cross-default on the NOK 350 million revolving credit facility, NOK 230 revolving credit facility, NOK 150 million additional term loan and the NOK 200 million overdraft facility.

23.3 million Euro Revolving Credit Facility.  In October 2001, a subsidiary of DeepOcean entered into this multi-currency facility, which provides for Euro and U.S. Dollar borrowings. The purpose of this facility was to fund the construction of the vessel Arbol Grande. The facility is secured by a first priority lien on the Arbol Grande. Interest on the loan is payable quarterly at LIBOR plus 3.25%. The facility matures on March 31, 2010. The facility is subject to financial covenants with respect to leverage ratio, net worth and minimum liquidity and affirmative and negative covenants.

NOK 260 million Short Term Credit Facility.  In May 2008, Trico Shipping entered into a credit facility agreement with Carnegie Investment Bank AB Norway Branch, as lender (the “Short Term Credit Facility”). The Short Term Credit Facility provided for a NOK 260 million short term credit facility that Trico Shipping used for general corporate purposes. The facility was scheduled to mature on November 1, 2008, but was amended to extend the term of the facility to February 2, 2009. Interest on the facility accrued at an average 9.05% per annum rate until November 1, 2008, at which time the interest rate increased to 9.9%. This facility was repaid in full at maturity on February 2, 2009.

In addition to the principal amounts above at June 30, 2009, certain of the following debt instruments have current maturities.

$50 million U.S. Credit Facility.  In January 2008, the Company entered into a $50 million three-year credit facility (as amended and restated, the “U.S. Credit Facility”) secured by an equity interest in direct material domestic subsidiaries, a 65% interest in Trico Marine Cayman, LP, first preferred mortgage on vessels owned by Trico Marine Assets, Inc. and a pledge on the intercompany note due from Trico Supply AS to Trico Marine Operators, Inc. The commitment under the U.S. Credit Facility reduces to $40 million after one year and $30 million after two years. A voluntary prepayment of $15 million was made on January 14, 2009 which reduced the commitment under this Facility to $35 million. Interest is payable on the unpaid principal amount outstanding at the Eurodollar rate designated by the British Bankers Association plus 3.25% (subject to adjustment based on consolidated leverage ratio). On May 14, 2009, the facility was amended in conjunction with the granting of a second lien on the facility’s collateral for the Company’s new 8.125% Debentures and to shorten the maturity of the facility from January 31, 2011 to July 15, 2010. See below for further discussion.

As of June 30, 2009, the Company had outstanding letters of credit under the U.S. Credit Facility totaling $3.5 million with various expiration dates through March 2010 for (1) securing certain payment under vessel operating leases and for (2) payment of certain taxes in Trinidad and Tobago.

The U.S. Credit Facility subjects the Company’s subsidiaries that are parties to the credit agreement to certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to indebtedness, minimum liquidity, liens, declaration or payment of dividends, sales of assets, investments, consolidated leverage ratio, consolidated net worth and collateral coverage. Payment under the U.S. Credit Facility may be accelerated following certain events of default including, but not limited to, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, commencement of insolvency proceedings, entry of judgment in excess of $5 million, defaults by any of the credit parties under the credit agreement or certain other indebtedness in excess of $10 million and occurrence of certain changes of control.

8.125% Convertible Debentures.  On May 11, 2009, the Company entered into exchange agreements (the “Exchange Agreements”) with existing holders of its 6.5% senior convertible debentures due 2028 (the “6.5% Debentures”) party thereto as investors (the “Investors”). In accordance with the exchange (the “Exchange”) contemplated by the Exchange Agreements, on May 14, 2009 the Company exchanged $253.5 million in aggregate principal amount of its 6.5% Debentures (representing all of the outstanding 6.5% Debentures) for, in the aggregate, approximately $12.7 million in cash, 3,042,180 shares of the Company’s common stock (or warrants exercisable for $0.01 per share in lieu thereof) and $202.8 million in aggregate principal amount of the Company’s new 8.125% secured convertible debentures due 2013 (the “8.125% Debentures”).

This Exchange is accounted for under modification accounting which requires the Company to defer and amortize any change in value exchanged. The amount deferred was approximately $10 million and is reflected as a discount to the 8.125% Debentures, which will be amortized under the effective interest method over the life of the 8.125% Debentures. This discount represents the fair value of the warrants and common shares of stock that were tendered in the Exchange. The warrants issued in the Exchange are required to be recorded as a liability due to the net-cash settlement terms included in the Exchange document. The warrant liability recorded at June 30, 2009 was $0.4 million and is included in “Other current liabilities” in the accompanying Balance Sheet and will be revalued each reporting period based upon the Company’s stock price. Additionally, the debt issue costs previously recorded for the 6.5% Debentures continues to be amortized over the life of the 8.125% Debentures and any new debt issue costs are expensed as incurred. Debt issue costs of $6.2 million were expensed in the six month period ended June 30, 2009 and are reflected in the Statement of Operations as “Refinancing costs”.

The 8.125% Debentures are governed by an indenture (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), entered into on May 14, 2009. The 8.125% Debentures were issued in an aggregate principal amount of $202.8 million.

The Company pays interest on the unpaid principal amount of the 8.125% Debentures at a rate of 8.125 percent per annum. The Company will pay interest semiannually on May 15 and November 15 of each year commencing on November 15, 2009. Interest on the 8.125% Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 15, 2009.

The 8.125% Debentures are secured by a second priority lien on substantially all of the collateral that is pledged to secure the lenders under the Company’s U.S. Credit Facility, and are subject to quarterly principal amortizing payments beginning August 1, 2010 of 5% of the outstanding principal per quarter, increasing to 14% of the outstanding principal per quarter beginning February 1, 2012 until the final payment on February 1, 2013 (the “Maturity Date”). The Company has the right to pay principal installments in common stock instead of cash, subject to certain limitations. A majority of the holders of the 8.125% Debentures can elect to have the payment of all or any portion of an installment of principal deferred until the Maturity Date. The 8.125% Debentures are subject to certain mandatory pro rata repayments with net cash proceeds of asset sales.

The 8.125% Debentures are convertible into common stock at any time at the option of the holder at a conversion price of $14 per share, subject to anti-dilution adjustments and adjustments in the event of certain fundamental change transactions. Holders who convert after May 1, 2011 are entitled to receive, in addition to the shares due upon conversion, a cash payment equal to the present value of remaining interest payments until final maturity. Holders of the 8.125% Debentures are entitled to require the Company to repurchase the debentures at par plus accrued interest in the event of certain fundamental change transactions. The Company is entitled to redeem the 8.125% Debentures at par plus accrued interest on or after May 1, 2011, if the trading price of the common stock exceeds $18.90 per share for specified periods. The conversion feature associated with the debentures is considered an embedded derivative as defined in SFAS No. 133. Under SFAS No. 133, the Company is required to bifurcate the conversion option as its fair value is not “clearly and closely” related to the debt host. This embedded derivative is recorded at fair value on the date of issuance. The estimated fair value of the derivative on the date of issuance was $4.7 million, which was recorded as a non-current derivative liability on the balance sheet with the offset recorded as a discount on the 8.125% Debentures. The derivative liability must be marked-to-market each reporting period with changes to its fair value recorded in the consolidated statement of operations as other income (expense) and the discount being accreted through an additional non-cash charge to interest expense over the term of the debt. See Note 8 for further discussion on the derivative liability.

The Indenture restricts the Company’s ability and the ability of its subsidiaries to, among other things: (i) incur additional debt, (ii) incur additional liens; (iii) make certain transfers of interests in any ownership interest in Trico Marine Assets, Inc. and Trico Marine Operators, Inc; and (iv) make certain asset sales.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) default for 30 days in the payment when due of interest on the 8.125% Debentures; (ii) default in the payment when due of the principal of the 8.125% Debentures; (iii) failure to deliver when due cash, shares of common stock or any interest make-whole payment upon conversion of the 8.125% Debentures and the failure continues for five calendar days; (iv) failure to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely bases as required by the Indenture; (v) failure to comply with certain agreements contained in the Indenture, the 8.125% Debentures or any Security Document (as defined in the Indenture) and such failure continues for 60 calendar days after notice (or 30 calendar days in the case of the covenant relating to indebtedness); (vi) indebtedness for borrowed money of the Company or any significant subsidiary is not paid within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default and the total principal amount of such indebtedness unpaid or accelerated exceeds $30 million or its foreign currency equivalent at the time and such failure continues for 30 calendar days after notice; (vii) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any significant subsidiary and (viii) any Security Document (other than the Intercreditor Agreement) fails to create or maintain a valid perfected second lien in favor of the Trustee for the benefit of the holders of the 8.125% Debentures on the collateral purported to be covered thereby, with certain exclusions. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or a Guarantor (as defined in the Indenture) all outstanding 8.125% Debentures will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding 8.125% Debentures may declare all the 8.125% Debentures to be due and payable immediately.

The 8.125% Debentures and the shares of common stock issuable upon the conversion of the 8.125% Debentures have not been registered because the Company sold the 8.125% Debentures to the investors in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

The 8.125% Debentures are senior secured obligations of the Company, rank senior to all other indebtedness of the Company with respect to the collateral (other than indebtedness secured by permitted liens on the collateral), rank on parity in right of payment with all other senior indebtedness of the Company, and rank senior in right of payment to all subordinated indebtedness of the Company. The 8.125% Debentures shall rank senior to all future indebtedness of the Company to the extent the future indebtedness is expressly subordinated to the 8.125% Debentures. The 8.125% Debentures are secured by a perfected security interest in certain assets of the Company and its subsidiaries.

6.5% Convertible Debentures.  On May 14, 2008, the Company issued $300.0 million of the 6.5% Debentures. The Company received net proceeds of approximately $287 million, after deducting offering costs of approximately $13 million, which were capitalized as debt issuance costs and were being amortized over the life of the 6.5% Debentures. Net proceeds of the offering were used to partially fund the acquisition of DeepOcean.

During 2009, various holders of the Company’s 6.5% Debentures converted $24.5 million principal amount of the debentures, collectively, for a combination of $6.9 million in cash related to the interest make-whole provision and 605,759 shares of our common stock based on an initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures. In May 2009, the Company entered into the Exchange Agreements with all of the holders of the 6.5% Debentures and none of the 6.5% Debentures remain outstanding. See “8.125% Convertible Debentures” for more information on the Exchange Agreements.

3% Senior Convertible Debentures.  In February 2007, the Company issued $150.0 million of 3% senior convertible debentures due in 2027 (the “3% Debentures”). The Company received net proceeds of approximately $145.2 million after deducting commissions and offering costs of approximately $4.8 million. Net proceeds of the offering were for the acquisition of Active Subsea ASA, financing of the Company’s fleet renewal program and for general corporate purposes. Interest on the 3% Debentures is payable semiannually in arrears on January 15 and July 15 of each year. The 3% Debentures will mature on January 15, 2027, unless earlier converted, redeemed or repurchased. Effective January 1, 2009, the 3% Debentures were subject to FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. See Note 7 for further information.

The 3% Debentures are senior unsecured obligations of the Company and rank equally in right of payment to all of the Company’s other existing and future senior indebtedness. The 3% Debentures are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of its assets collateralizing such indebtedness and any liabilities of its subsidiaries.

The 3% Debentures and shares of the common stock issuable upon the conversion of the debentures have been registered under the Securities Act of 1933.

The 3% Debentures are convertible into cash and, if applicable, shares of the Company’s common stock, par value $0.01 per share, based on an initial conversion rate of 23.0216 shares of common stock per $1,000 principal amount of the 3% Debentures (which is equal to an initial conversion price of approximately $43.44 per share), subject to adjustment and certain limitations. Should the holders of such debentures convert, the Company would issue approximately 3.5 million shares of its common stock. For more information regarding the conversion and redemption options of the 3% Debentures see Note 5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

$200 million Revolving Credit Facility.  In May 2008, in connection with financing the acquisition of DeepOcean, Trico Shipping AS and certain other subsidiaries of the Company entered into a credit agreement (as amended, the “$200 Million Credit Agreement”) with various lenders. The $200 Million Credit Agreement provides the Company with a $200 million, or equivalent in foreign currency, revolving credit facility, which is guaranteed by certain of the Company’s subsidiaries, and is collateralized by vessel mortgages and other security documents. The final $10 million of availability was contingent on delivery of the Sapphire vessel, which was subsequently cancelled, which limited the maximum availability to $190 million. Additionally, on April 28, 2009, the Company sold a platform supply vessel which required a prepayment on this facility of $14.9 million. The prepayment changed the commitment reductions to $9.1 million each quarter and continues through the quarter ending June 30, 2010, at which time the facility will reduce by $5.4 million per quarter until March 31, 2013. The commitment under the facility is now at $145 million. The facility was previously drawn in NOK and the amount outstanding was subject to adjustment monthly for changes in the NOK-U.S. Dollar exchange rate. On April 7, 2009, the Company repaid NOK 51.2 million ($7.7 million) of the NOK 1.1 billion outstanding based on an exchange rate of 6.68 NOK per U.S. Dollar. The Company made additional repayments in May and June 2009 for NOK 21.6 million ($3.3 million) and NOK 14.5 million ($2.3 million), respectively. As of June 2, 2009, the loan was changed from a NOK denominated loan to a U.S. Dollar denominated loan and is no longer subject to prepayments due to changes on the NOK-U.S. Dollar exchange rate. Interest is payable on the unpaid principal amount outstanding at a rate applicable to the currency in which the funds are borrowed (the Eurodollar rate designated by the British Bankers Association for U.S. Dollar denominated loans, or Euro LIBOR, NOK LIBOR or Sterling LIBOR for loans denominated in Euro, NOK or Sterling, respectively) plus 3.25%. The $200 Million Credit Agreement matures May 14, 2013.

The $200 Million Credit Agreement subjects the Company subsidiaries that are parties to the credit agreement to certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to indebtedness, minimum liquidity, liens, declaration or payment of dividends, sales of assets, investments, consolidated leverage ratio, consolidated net worth and collateral coverage. Payment under the $200 Million Credit Agreement may be accelerated following certain events of default including, but not limited to, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, commencement of insolvency proceedings, entry of judgment in excess of $5 million, defaults by any of the credit parties under the credit agreement or certain other indebtedness in excess of $10 million and occurrence of certain changes of control.

$100 million Revolving Credit Facility.  In April 2008, Trico Subsea AS entered into an eight-year multi-currency revolving credit facility (as amended, the “$100 Million Credit Agreement”) in the amount of $100 million or equivalent in foreign currency, secured by first preferred mortgages on Trico Subsea AS vessels, refund guarantees related thereto, certain additional vessel-related collateral, and guarantees from Trico Supply AS, Trico Subsea Holding AS and each subsidiary of Trico Subsea AS that acquires a vessel. The commitment under this multi-currency revolving facility matures on the earlier of the eighth anniversary of the delivery of the final vessel or December 31, 2017. The commitment under this facility reduces in equal quarterly installments of $3.125 million commencing on the earlier of the date three months after the delivery of the eighth and final vessel or June 30, 2010. On May 13, 2009, an additional $11.5 million was drawn subsequent to the delivery of the Trico Sabre. Interest is payable on the unpaid principal amount outstanding at a rate applicable to the currency in which the funds are borrowed (the Eurodollar rate designated by the British Bankers Association for U.S. Dollar denominated loans, or Euro LIBOR, NOK LIBOR or Sterling LIBOR for loans denominated in Euro, NOK or Sterling, respectively) plus 3.25%.

The $100 Million Credit Agreement also subjects Trico Supply AS and its subsidiaries to certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to indebtedness, minimum liquidity, liens, declaration or payment of dividends, sales of collateral, loans, consolidated leverage ratio, consolidated net worth and collateral coverage. Payment under the $100 Million Credit Agreement may be accelerated following certain events of default, including, but not limited to, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, commencement of insolvency proceedings, entry of judgment in excess of $5 million, defaults by any of the credit parties under the credit agreement or certain other indebtedness in excess of $10 million and the occurrence of certain changes in control.

6.11% Notes.  In 1999, Trico Marine International issued $18.9 million of notes due 2014 to finance construction of two supply vessels, of which $6.3 million is outstanding at June 30, 2009. The notes are guaranteed by the Company and the U.S. Maritime Administration and secured by first preferred mortgages on two vessels. Failure to maintain the Company’s status as a Jones Act company would constitute an event of default under such notes.

$18 million Revolving Credit Facility.  In November 2007, DeepOcean entered into this $18 million revolving credit facility to refinance the original loan used to acquire and upgrade the vessel Atlantic Challenger. This facility is secured with a first priority lien on the Atlantic Challenger. This facility is subject to a mandatory $0.5 million per quarter payment. Interest under the facility accrues at LIBOR plus 3.25% and is payable quarterly. The facility is subject to financial covenants with respect to leverage ratio, net worth and minimum liquidity and affirmative and negative covenants.

8 million Sterling Overdraft Facility.  CTC Marine uses this secured short term overdraft facility in its normal business operations. The facility has a gross capacity of 12 million Sterling ($19.8 million) but it is offset by CTC Marine’s cash accounts. Borrowings under this facility can be made in Sterling, U.S. Dollars, NOK, Australian Dollars and Euros. At June 30, 2009, CTC Marine had cash totaling $11.9 million, which means the net borrowings on the overdraft facility were $0.6 million. Interest on the facility accrues at the lender’s base rate for Sterling borrowings plus 1% and is payable quarterly in arrears. The facility is secured by the property and equipment of CTC Marine.

24.2 million Sterling Asset Financing Facilities.  CTC Marine has two asset facilities totaling 24.2 million Sterling ($40.0 million) to finance new and existing assets. The Asset Finance Loan Facility (Existing Assets Facility) has a commitment of 8.3 million Sterling ($13.7 million), matures on various dates through 2012 and accrues interest at the 3-month Sterling LIBOR rate plus a margin of between 1.65% and 2.55%. As of June 30, 2009, CTC Marine’s outstanding balance on the Existing Assets Facility totaled approximately 4.7 million Sterling ($7.7 million). The Asset Finance Loan Facility (New Assets Facility) has a commitment of 15.9 million Sterling ($26.3 million), matures on various dates that are six years from the delivery of the financed assets and accrues interest at the 3-month Sterling LIBOR rate plus 1.65%. The final asset to be financed under the New Assets Facility was delivered in the fourth quarter of 2008. As of June 30, 2009, CTC Marine’s outstanding balance on the New Assets Facility totaled approximately 6.0 million Sterling ($10.0 million). These asset finance facilities are secured by mortgages on the assets financed and the property and equipment of CTC Marine and are partially guaranteed by DeepOcean. These asset finance loan facilities are subject to certain customary covenants and its outstanding balance cannot exceed 60% of the net book value of the assets collateralizing the facility. These facilities are subject to quarterly reductions of their borrowings.

Under certain of the Company’s debt agreements, an event of default will be deemed to have occurred if there is a change of control of the Company or certain of its subsidiaries or if a material adverse change occurs to the financial position of the applicable borrowing entity within the Company. Also, certain of the Company’s debt agreements contain a material adverse change/effect provision that is determined in the reasonable opinion of the respective lenders, which is outside the control of the Company. Additionally, certain of the Company’s debt agreements contain cross-default and cross-acceleration provisions that trigger defaults under other of the Company’s debt agreements.

The Company’s capitalized interest totaled $9.7 million for the six month period ended June 30, 2009 and $5.8 million for the six month period ended June 30, 2008.

7.	FASB Staff Position APB 14-1

Effective January 1, 2009, the 3% Debentures were subject to FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. APB 14-1 changes the accounting and requires further disclosures for convertible debt instruments that permit cash settlement upon conversion. APB 14-1 required the Company to separately account for the liability and equity components of its senior convertible notes in a manner intended to reflect its nonconvertible debt borrowing rate. The discount on the liability component of the 3% Debentures is amortized until the first quarter of 2014. APB 14-1 requires retrospective application to all periods as defined within Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections”.

The information below reflects the impact of adopting APB 14-1 for the six months ended June 30, 2009 (in thousands, except per share data).

Six Months Ended
June 30, 2009

Net incremental non-cash interest expense	$2,701
Less: tax effect	(972)

Net incremental non-cash interest expense, net of tax	$1,729

Net decrease to earnings per common share:
Basic	$0.10

Diluted	$0.10

The impact of adopting APB 14-1 for the period ending June 30, 2009 results in an overall $0.3 million increase in assets of which capitalized interest increased $1.3 million and capitalized debt issuance costs decreased $1.0 million, a $33.0 million decrease in long-term debt and an overall increase in stockholders’ equity of $33.3 million related to a $40.3 million increase in additional paid in capital and a $7.0 million decrease in retained earnings.

The table below reflects the Company’s retrospective adoption of APB 14-1. These selected financial captions summarize the adjustments for the six months ended June 30, 2008 for the results of operations (in thousands, except per share data).

	Six Months Ended June 30, 2008
	As Reported	APB 14-1	Adjusted
	June 30, 2008	Adjustment	June 30, 2008

Interest expense, net of amounts capitalized	$(6,399)	$(1,887)	$(8,286)
Income tax expense (benefit)	1,425	(679)	746
Net income (loss) attributable to Trico Marine Services, Inc.	7,893	(1,208)	6,685
Earnings (loss) per common share:
Basic	$0.54	$(0.08)	$0.46
Diluted	0.51	(0.08)	0.43
Weighted average shares outstanding:
Basic	14,613	14,613	14,613
Diluted	15,458	15,458	15,458

The amount of interest cost recognized for the six months ending June 30, 2009 relating to both the contractual interest coupon and amortization of the discount on the liability component is $5.1 million. The amount of interest cost recognized for the six months ending June 30, 2008 is $4.9 million. The coupon and the amortization of the discount on the debt will yield an effective interest rate of approximately 8.9% on these convertible notes.

8.	Derivative Instruments

As discussed in Note 6, the Company’s 8.125% Debentures and the prior 6.5% Debentures provide the holder with a conversion option that may be settled in a combination of cash or stock, at the Company’s election, and entitles the holder to a make-whole interest premium that is indexed to the U.S. Treasury Rate. Because the terms of this embedded option are not clearly and closely related to the debt instrument, it represents an embedded derivative that must be accounted for separately. Under SFAS No. 133 the Company is required to bifurcate the embedded derivative from the host debt instrument and record it at fair value on the date of issuance, with subsequent changes in its fair value recorded in the consolidated statement of operations. The warrants issued in the Exchange are also derivative instruments and are required to be recorded as a liability due to the net-cash settlement terms included in the Exchange document. Changes in fair value will be measured in each subsequent period the warrants are still outstanding. Additionally, on January 1, 2009, we adopted SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires entities that use derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance and cash flows.

For the Debentures, the estimate of fair value was determined through the use of a Monte Carlo simulation lattice option-pricing model that included various assumptions (see Note 9 for further discussion). The 6.5% Debentures were exchanged for the 8.125% Debentures in May 2009. See Note 6 for more information. The coupon and the amortization of the discount on the debt will yield an effective interest rate of approximately 11.1% on the 8.125% Debentures and 11.2% on the 6.5% Debentures. The reduction in the Company’s stock price as well as the passage of time for the 8.125% Debentures are the primary factors influencing the change in value of the derivatives and their impact on the Company’s net income (loss) attributable to Trico Marine Services, Inc. The fair value of the warrant liability is revalued based upon the Company’s stock price each quarter. Any increase in the Company’s stock price for both the Debentures and the warrants will result in unrealized losses being recognized in future periods and such amounts could be material. The tables below reflect

(1) Fair Values of Derivative Instruments in the Balance Sheets and (2) the Effect of Derivative Instruments on the Statements of Income (in thousands).

	Liability Derivative
	June 30, 2009		December 31, 2008
Derivatives Not Designated as Hedging	Balance Sheet	Fair	Balance Sheet	Fair
Instruments under Statement 133	Location	Value	Location	Value

Other contract — Warrant Liabilities (8.125% Debentures)	Other current liabilities	$362	Other current liabilities	$—
Other contract — 6.5% Debentures	Long-term derivative	—	Long-term derivative	1,119
Other contract — 8.125% Debentures	Long-term derivative	3,746	Long-term derivative	—

Total derivatives		$4,108		$1,119

		Amount of Gain
		(Loss) Recognized on
		Derivative
Derivatives Not Designated		Six Months Ended
as Hedging Instruments		June 30,
under Statement 133	Location of Gain (Loss) Recognized in Income on Derivative	2009	2008

Other contract	Unrealized gain on mark-to-market of warrant liabilities — 8.125% Debentures	$18	$—
Other contract	Unrealized gain (loss) on mark-to-market of embedded derivative — 6.5% Debentures	436	(2,310)
Other contract	Unrealized gain on mark-to-market of embedded derivative — 8.125% Debentures	979	—

		$1,433	$(2,310)

9.	Fair Value Measurements

SFAS No. 157, “Fair Value Measurements” defines fair value, provides guidance for measuring fair value and requires certain disclosures. This statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1 — Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3 — Unobservable inputs that reflect the reporting entity’s own assumptions.

Financial liabilities subject to fair value measurements on a recurring basis are as follows (in thousands):

	Fair Value Measurements at June 30, 2009
	Using Fair Value Hierarchy
	Carrying	Fair
	Value as of	Value as of
	June 30,	June 30,
	2009	2009	Level 1	Level 2	Level 3

Liabilities
Warrant liabilities (8.125% Debentures)	$362	$362	$—	$362	$—
Long-term derivative (8.125% Debentures)	3,746	3,746	—	—	3,746

	$4,108	$4,108	$—	$362	$3,746

	Fair Value Measurements at December 31, 2008
	Using Fair Value Hierarchy
	Carrying	Fair
	Value as of	Value as of
	December 31,	December 31,
	2008	2008	Level 1	Level 2	Level 3

Liabilities
Warrant Liabilities (8.125% Debentures)	$—	$—	$—	$—	$—
Long-term derivative (6.5% Debentures)	1,119	1,119	—	—	1,119

	$1,119	$1,119	$—	$—	$1,119

The estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Cash, cash equivalents, accounts receivable and accounts payable:  The carrying amounts approximate fair value due to the short-term nature of these instruments.

Debt:  The fair value of the Company’s fixed rate debt is based on quoted market prices.

	June 30,	December 31,
	2009	2008

Carrying amount	$704,823	$770,080
Fair value	564,907	562,783

As discussed in Note 6, the Company’s conversion feature contained in its 8.125% and 6.5% Debentures is required to be accounted for separately and recorded as a derivative financial instrument measured at fair value. The estimate of fair value was determined through the use of a Monte Carlo simulation lattice option-pricing model. The assumptions used in the valuation model for the 8.125% Debentures as of June 30, 2009 include the Company’s stock closing price of $3.41, expected volatility of 60%, a discount rate of 25.0% and a United States Treasury Bond Rate of 1.90% for the time value of options. As the 8.125% Debentures were exchanged for the 6.5% Debentures, there were no assumptions used in the valuation model for the 6.5% Debentures as of June 30, 2009. The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative liability as classified as Level 3 in the fair value hierarchy (in thousands).

	8.125%	6.5%
	Debentures	Debentures

Balance on March 31, 2008	$—	$—
Issuance of long-term derivative (6.5% Debentures)	—	53,772
Unrealized gain for the period May 14, 2008 through December 31, 2008	—	(52,653)

Balance on December 31, 2008	$—	$1,119
Unrealized gain for 2009	(979)	(436)
Exchange 6.5% for 8.125% Debentures	4,725	(683)

Balance on June 30, 2009	$3,746	$—

We also adopted SFAS No. 157 for non-financial assets and liabilities in 2009. We had no required fair value measurements for non-financial assets and liabilities in 2009 and no required additional disclosures upon adoption.

10.	Earnings (Loss) per Share

Earnings (loss) per common share was computed based on the following (in thousands, except per share amounts):

	Six Months Ended June 30,
	2009		2008
			As adjusted, see
			Notes 7 and 15

Basic EPS
Net income (loss) attributable to Trico Marine Services, Inc.	$3,401		$6,685

Weighted-average shares of common stock outstanding:
Basic	17,657		14,613

Earnings (Loss) per share:
Basic	$0.19		$0.46

Diluted EPS
Net income (loss) attributable to Trico Marine Services, Inc.	$3,401		$6,685
Add: Interest on 8.125% convertible debentures, net of tax	—	(1)	—

Net income (loss) attributable to Trico Marine Services, Inc. with assumed conversions	$3,401		$6,685

Weighted-average shares of common stock outstanding:
Basic	17,657		14,613
Add dilutive effect of:
Phantom stock units	304		400
8.125% convertible debentures	—	(1)	—
Stock options and nonvested restricted stock	50		133
Warrants	—		312

Total	18,011		15,458

Earnings (Loss) per share:
Diluted	$0.19		$0.43

(1)	Does not include effect of 8.125% convertible debentures as they would be anti-dilutive.

In May 2009, the existing holders of the 6.5% Debentures entered into the Exchange Agreements. See Note 6 for more information.

Diluted earnings per share is computed using the if-converted method for the 8.125% Debentures. The scheduled principal amortizations for the 8.125% Debentures can be paid either in stock or cash based upon the Company’s election. However, if the 8.125% Debentures are converted at the option of the holders prior to maturity, the bondholders will be paid in stock.

The Company’s 3% Debentures were not dilutive as the average price of the Company’s common stock was less than the conversion price for each series of the debentures during the presented periods they were outstanding (Note 6). Although the Company has the option of settling the principal amount of 3% Debentures in either cash, stock or a combination of both, management’s current intention is to settle the amounts when converted with available cash on hand, through borrowings under the Company’s existing lines of credit or other refinancing as necessary. Therefore, the Company has excluded the potential dilutive effect of the principal amount of these 3.0% Debentures in the calculation of diluted earnings per share.

11.	Other Comprehensive Income (Loss)

The components of total comprehensive income were as follows (in thousands):

	Six Months Ended June 30,
	2009			2008
	Shareholders of			Shareholders of
	Trico Marine	Noncontrolling		Trico Marine	Noncontrolling
	Services, Inc.	Interests	Total	Services, Inc.	Interests	Total
				As adjusted, see Notes 7 and 15

Net income	$3,401	$1,264	$4,665	$6,685	$2,382	$9,067
Foreign currency translation gain	35,952	—	35,952	15,235	—	15,235
Amortization of unrecognized actuarial gains	184	—	184	85	—	85

Total comprehensive income	$39,537	$1,264	$40,801	$22,005	$2,382	$24,387

12.	Stock-Based Compensation

The Company has stock-based compensation plans, which are described in more detail in Note 14 to the Notes to Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K. Net income for the six months ended June 30, 2009 included $1.8 million of stock-based compensation costs compared to $2.4 million for the six month period of 2008. The Company records all of its stock based compensation costs as general and administrative expenses in the accompanying condensed consolidated statements of income. As of June 30, 2009, there was $3.3 million of total unrecognized compensation costs related to unvested stock-based compensation that is expected to be recognized over a weighted-average period of 1.5 years. The Company expects that its total fixed stock-based compensation expense for the year ended December 31, 2009 will total approximately $2.9 million.

On March 13, 2009, the Company granted stock options and stock appreciation awards (“SARs”) to executives and certain key employees. On May 13, 2009, each independent member of the Board of Directors was granted an annual equity award in stock options and restricted stock. The exercise prices for the SARs, stock options and restricted stock were based on the Company’s closing stock price on the date of grant. See table below.

			Number of	Exercise
Date of Grant	Grants	Vesting Period	Shares	Price

March 13, 2009	SARs	Ratably over three years	170,724	$2.05
March 13, 2009	SARs	Vest 100% on third anniversary of grant date	130,144	2.05
March 13, 2009	Stock options	Ratably over three years	170,724	2.05
May 13, 2009	Stock options	30 days from date of grant	60,000	3.57
May 13, 2009	Restricted stock	30 days from date of grant	60,000	3.57

The grant-date fair value for the stock options and SARs was estimated using a Black-Scholes option valuation model which incorporated the following assumptions.

				May 13, 2009
	March 13, 2009 Grant Date			Grant Date
	SARs		Stock	Stock
	Vested Ratably	Cliff Vested	Options	Options

Grant-Date Fair Value	$1.02	$1.00	$1.02	$1.68
Expected Term	4.5	5.0	4.5	3.5
Expected Volatility	60%	55%	60%	65%
Risk-Free Interest Rate	1.74%	1.87%	1.74%	1.48%
Expected Dividend Distributions	N/A	N/A	N/A	N/A

As SARs provide the participant the right to receive a cash payment only when the SARs are exercised, they will be classified as liabilities and the fair value will be measured in each subsequent reporting period with changes in fair value reflected as a component of stock-based compensation costs in the Statements of Income. See below for the updated assumptions as of June 30, 2009.

	SARs
	Vested Ratably	Cliff Vested

Grant-Date Fair Value	$2.12	$2.10
Expected Term	4.3	4.7
Expected Volatility	60%	55%
Risk-Free Interest Rate	2.23%	2.41%
Expected Dividend Distributions	N/A	N/A

13.	Taxes

The Company’s income tax expense/(benefit) for the six months ended June 30, 2009 was $(18.7) million compared to $0.7 million for the comparable prior year period. The income tax expense/(benefit) for each period is primarily associated with the Company’s U.S. federal, state and foreign taxes. The Company’s tax benefit for the six month period ending June 30, 2009 differs from that under the statutory rate primarily due to tax benefits associated with the Norwegian Tonnage Tax Regime and a change in law enacted on March 31, 2009 (described below), the Company’s permanent reinvestment of foreign earnings, nondeductible interest expense in the United States as a result of the 6.5% Debenture exchange described in Note 6 and state and foreign taxes. Absent the $18.6 million benefit recognized in the first quarter related to the Norwegian law change, the Company would expect an annual effective tax rate of (19.2)%. The Company’s effective tax rate is subject to wide variations given its structure and operations. The Company operates in many different taxing jurisdictions with differing rates and tax structures. Therefore, a change in the Company’s overall plan could have a significant impact on the estimated rate. At June 30, 2008, the Company’s tax expense differed from that under the statutory rate primarily due to tax benefits associated with the Norwegian Tonnage Tax Regime, the Company’s permanent reinvestment of foreign earnings and state and foreign taxes. Also impacting the Company’s tax expense was a reduction in Norwegian taxes payable related to a dividend made between related Norwegian entities during the first quarter of 2008.

Although the Company reported a profit from operations in recent years from its U.S. operations, the history of negative earnings from these operations constitutes significant negative evidence substantiating the need for a full valuation allowance against the U.S. net deferred tax assets as of June 30, 2009. The Company uses cumulative profitability and future income projections as key indicators to substantiate the release of the valuation allowance. If the Company does not experience an ownership change and its U.S. operations continue to be profitable, it is possible the Company will release the valuation allowance at some future date, which would increase the Company’s additional paid-in capital account.

The Company conducts business globally and, as a result, one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities worldwide, including such jurisdictions as Norway, Mexico, United Kingdom, Brazil, Nigeria, Angola, Hong Kong, China, Australia and the United States. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003.

Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. As of December 31, 2008, the Company recognized $2.1 million in uncertain tax positions and $1.2 million in penalties and interest. During the six months ended June 30, 2009, the Company recognized $0.7 million in uncertain tax positions, penalties and interest. The entire balance of unrecognized tax benefits, if recognized, would affect the Company’s effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense.

Norwegian Tonnage Tax legislation was enacted as part of the 2008 Norwegian budgetary process. This new tonnage tax regime was applied retroactively to January 1, 2007 and is similar to other European Union tonnage tax regimes. As a result, all shipping and certain related income, but not financial income, is exempt from ordinary corporate income tax and subjected to a tonnage based tax. Unlike the previous regime, where the taxation was only due upon a distribution of profits or an outright exit from the regime, the new regime provides for a tax exemption on profits earned after January 1, 2007.

As part of the legislation, the previous tonnage tax regime covering the period from 1996 through 2006 was repealed. Companies that are in the current regime, and enter into the new regime, will be subject to tax at 28% for all accumulated untaxed shipping profits generated between 1996 through December 31, 2006 in the tonnage tax company. Under the original provisions, two-thirds of the liability (NOK 251 million, $39.0 million at June 30, 2009) was payable in equal installments over 10 years. The remaining one-third of the tax liability (NOK 126 million, $19.6 million at June 30, 2009) can be met through qualified environmental expenditures.

Under the initial legislation enacted, any remaining portion of the environmental part of the liability not expended at the end of ten years would be payable to the Norwegian tax authorities at that time. In 2008, the ten year limitation was extended to fifteen years. On March 31, 2009, the need to invest in environmental measures within fifteen years was abolished. As a result, the Company recognized a one-time tax benefit in first quarter earnings of $18.6 million related to the change. As of June 30, 2009, the Company’s total tonnage tax liability was $35.3 million.

Subsequent to the acquisition of DeepOcean by Trico Shipping (a Norwegian tonnage tax entity), DeepOcean was delisted from the Oslo Bors exchange in August 2008. Because a Norwegian tonnage tax entity cannot own shares in a non-publicly listed entity, with the exception of other Norwegian tonnage tax entities, Trico Shipping had until January 31, 2009, under a series of waivers provided by the Norwegian Central Tax Office, to transfer its ownership interest in DeepOcean and the non-tonnage tax entities. Failure to comply with this deadline would have resulted in the income of Trico Shipping being subject to a 28% tax rate and an exit tax liability, payable over a ten year period, being due and payable immediately. In a series of steps completed in December of 2008 and January of 2009, the ownership of DeepOcean and its non-tonnage tax related subsidiaries were transferred to Trico Supply and the tonnage tax related entities owned by DeepOcean became subsidiaries of Trico Shipping AS. Following completion of these steps on January 30, 2009, the Company satisfied the tonnage tax requirements.

14.	Employee Benefit Plans

The annual costs and liabilities under the Norwegian defined benefit pension plans are determined each year based on actuarial assumptions. The components of net periodic benefit costs related to the Company’s Norwegian defined benefit pension plans were as follows (in thousands):

	Six Months Ended June 30,
	2009	2008

Service cost	$1,945	$147
Interest cost	467	382
Return on plan assets	(534)	(159)
Social security contributions	283	36
Recognized net actuarial loss	184	26

Net periodic benefit cost	$2,345	$432

The Company’s contributions to the Norwegian defined benefit plans totaled $1.4 million for the six month period ended June 30, 2009. The Company’s contributions for the six month period ended June 30, 2008 totaled $0.4 million.

The Company’s United Kingdom employees are covered by a non-contributory multi-employer defined benefit plan. Contributions to this plan were $0.1 million for the six month period ended June 30, 2009 and $0.2 million for the six month period ended June 30, 2008.

15.	Noncontrolling Interest

Issued in December 2007, SFAS No. 160, “Accounting and Reporting of Minority Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, states that accounting and reporting for a noncontrolling interest, sometimes called a minority interest, will be recharacterized as a noncontrolling interest and classified as a component of equity. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The Company adopted SFAS No. 160 effective January 1, 2009 which resulted in an adjustment or change in position of its noncontrolling interest in Eastern Marine Services Limited (“EMSL”) and DeepOcean Volstad (“Volstad”) as equity. See Note 16 for further discussion on the Company’s withdrawal from the Volstad partnership. The presentation and disclosure requirements of SFAS No. 160 were applied retrospectively and only change the presentation of noncontrolling interests and its inclusion in equity. The adoption of SFAS No. 160 did not have a significant impact on the Company’s ability to comply with the financial covenants contained in its debt covenant agreements.

Below is an equity reconciliation for the year ended December 31, 2008 and the six months ended June 30, 2009 (in thousands):

		Trico Marine	Noncontrolling
	Total	Services, Inc.(1)	Interest

Balance, December 31, 2007	$443,003	$430,125	$12,878
Net income (loss)	(106,864)	(113,655)	6,791
Capital contribution from Volstad	3,519	—	3,519
Distribution to NAMESE Partner	(244)	—	(244)
Foreign currency translation and other	(138,534)	(137,476)	(1,058)

Balance, December 31, 2008	200,880	178,994	21,886
Net income	4,665	3,401	1,264
Capital contribution from Volstad	2,284	—	2,284
Distribution to EMSL	(6,120)	—	(6,120)
Foreign currency translation and other	44,408	49,950	(5,542)

Balance, June 30, 2009	$246,117	$232,345	$13,772

(1)	Reflects adoption of APB 14-1 for Trico Marine Services, Inc. as discussed in Note 7.

16.	Commitments and Contingencies

General — In the ordinary course of business, the Company is involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. The Company does not believe that any of these proceedings, if adversely determined, would have a material adverse effect on its financial position, results of operations or cash flows. Additionally, the Company’s insurance policies may reimburse all or a portion of certain of these claims. At June 30, 2009 and December 31, 2008, the Company accrued for liabilities in the amount of approximately $3.4 million and $2.3 million, respectively, based upon the gross amount that management believes it may be responsible for paying in connection with these matters. Additionally, from time to time, the Company is involved as both a plaintiff and a defendant in other civil litigation, including contractual disputes. The Company does not believe that any of these proceedings, if adversely determined, would have a material adverse effect on its financial position, results of operations or cash flows. The amounts the Company will ultimately be responsible for paying in connection with these matters could differ materially from amounts accrued.

Volstad Impairment — Withdrawal from Partnership — In July 2007, DeepOcean AS, established a limited partnership under Norwegian law with Volstad Maritime AS, for the sole purpose of creating an entity that would finance the construction of a new vessel and this entity is fully consolidated by DeepOcean. According to the terms of the partnership agreement, neither party to the partnership was obligated to fund more than its committed capital contribution with the remaining portion to be financed through third party financings. Given the global economic turmoil and resulting difficulties in obtaining financing, the purpose of the partnership has been frustrated due to the fact that the partnership has been unable to fulfill its commitment of obtaining financing for the remaining amount necessary to purchase the new vessel. As a result, on April 27, 2009, DeepOcean AS served notice to Volstad of its formal withdrawal from the partnership, effective immediately, thereby eliminating its continuing obligations therein. As a result, the Company’s total vessel construction commitments have been reduced by $41.6 million. On June 26, 2009, the Company reached an agreement with Volstad where DeepOcean AS has withdrawn from the partnership, CTC Marine has no obligations under the time charter with the partnership and the Company was indemnified in full against claims of either Volstad or the shipyard. The Company’s sole obligation is to pay NOK 7.0 million ($1.1 million) against an invoice for work done to the vessel. Based on the outcome of those negotiations, the Company recorded a $14.0 million asset impairment in the second quarter of 2009, which is reflected in the accompanying Statement of Income under “Impairment”, and there are no remaining assets associated with this partnership on the Company’s books.

Saipem — CTC Marine entered into a sub-contract (“the Contract”) dated March 30, 2007 with Saipem S.p.A (“Saipem”), an Italian-registered company. Saipem had previously been contracted by oil and gas operator Terminale GNL Adriatico Srl (“ALNG”) to lay, trench and backfill an offshore pipeline in the northern Adriatic Sea. The Contract between Saipem and CTC Marine related to the trenching and backfilling work. Work on location commenced on February 13, 2008 and was completed on May 5, 2008. The project took longer than originally anticipated and the target depth of cover for the pipeline was not met for the whole of the route due to CTC Marine encountering significantly different soils on the seabed to those which had been identified in the geotechnical survey documentation. In the summer of 2008, CTC Marine submitted a contractual claim to Saipem in relation to the different soils. Saipem in turn made submissions to ALNG. ALNG rejected Saipem’s submission and Saipem has, in turn, refused to pay CTC Marine the additional sums. The Contract is governed by English law and specifies that disputes that are incapable of resolution must be referred to Arbitration before three Arbitrators under the International Chamber of Commerce (“ICC”) rules. Arbitration is a commercial rather than a court remedy. The decision of the Arbitral Tribunal is enforceable in the courts of all major nations.

CTC Marine submitted a Claim to Arbitration on April 9, 2009 based upon the Contract for payment of 7.7 million Sterling plus interest and costs. Saipem sought an extension to the time for their answer and provided this on June 4, 2009, together with a Counterclaim for Liquidated Damages in terms of the Contract. CTC submitted its reply to the Counterclaim as well as amendments to the request. The Arbitration Tribunal of three, comprising one nomination from each side and an independent chairman has been convened and parties have agreed that the forum for the Arbitration be set in London. The Tribunal will issue their draft schedule of the hearing to follow in August 2009 and parties will have until early September 2009 to comment and propose changes. The Tribunal will then indicate a timetable for hearing of the issues. The accounts receivable balance at June 30, 2009 was approximately $13.0 million and the Company has not recorded a reserve related to this receivable. While there can be no assurances of full recovery in arbitration, the Company intends to vigorously defend its claim for payment for services rendered and believes its position to be favorable at this time.

Performance Bond Facility — CTC Marine has a 2.5 million Sterling bond facility with a bank. In May 2009, CTC exceeded its limit and under the terms of the bond facility submitted funds to cover the amounts over the 2.5 million Sterling of 1.9 million Sterling ($3.1 million), which is reflected in “Prepaid expenses and other current assets” in the accompanying Balance Sheet at June 30, 2009. In July 2009, the amount was submitted back to CTC Marine once the level of bonds was within the facility limits.

Plan of Reorganization Proceeding — Steven Salsberg and Gloria Salsberg are pursuing an appeal of a court’s finding that Trico did not provide any inaccurate information in connection with its 2005 reorganization. That finding has already been affirmed by the U.S. District Court and the matter is now pending before the U.S. Court of Appeals. The Salsbergs had agreed to resolve the matter and dismiss their appeal with prejudice, but they later declined to honor that agreement. Trico has now filed a lawsuit in Montgomery County, Texas to enforce the Salsbergs’ settlement agreement. The Salsbergs have not yet responded to that lawsuit.

Kistefos Lawsuit — On April 8, 2009, Kistefos AS, a Norwegian investment company wholly owned by Christen Sveaas, filed a complaint in Delaware’s Court of Chancery against Trico and each of Trico’s directors seeking a declaratory judgment as to the legality of one of nine measures Kistefos proposed for stockholder action at Trico’s 2009 annual meeting. At the 2009 annual meeting, this proposal did not receive the requisite vote to amend the bylaw and, as a result, on June 29, 2009, Kistefos AS voluntarily dismissed the complaint without prejudice.

Brazilian Tax Assessments — On March 22, 2002, the Company’s Brazilian subsidiary received a non-income tax assessment from a Brazilian state tax authority for approximately 28.6 million Reais ($14.7 million at June 30, 2009). The tax assessment is based on the premise that certain services provided in Brazilian federal waters are considered taxable by certain Brazilian states as transportation services. The Company filed a timely defense at the time of the assessment. In September 2003, an administrative court upheld the assessment. In response, the Company filed an administrative appeal in the Rio de Janeiro administrative tax court in October 2003. In November 2005, the Company’s appeal was submitted to the Brazilian state attorneys for their response. On December 8, 2008, the final hearing took place and the Higher Administrative Tax Court ruled in favor of Trico. On April 13, 2009, the State Attorney’s Office filed its appeal with the Special Court of the Higher Administrative Tax Court. The Company filed its response on June 9, 2009. The Company is under no obligation to pay the assessment unless and until such time as all appropriate appeals are exhausted. The Company intends to vigorously challenge the imposition of this tax. Many of our competitors in the marine industry have also received similar non-income tax assessments. Broader industry actions have been taken against the tax in the form of a suit filed at the Brazilian Federal Supreme Court seeking a declaration that the state statute attempting to tax the industry’s activities is unconstitutional. This assessment is not income tax based and is therefore not accounted for under FIN 48. The Company has not accrued any amounts for the assessment of the liability.

During the third quarter of 2004, the Company received a separate non-income tax assessment from the same Brazilian state tax authority for approximately 3.0 million Reais ($1.5 million at June 30, 2009). This tax assessment is based on the same premise as noted above. The Company filed a timely defense in October 2004. In January 2005, an administrative court upheld the assessment. In response, the Company filed an administrative appeal in the Rio de Janeiro administrative tax court in February 2006. On January 22, 2009, the Company filed a petition requesting for the connection of the two cases, and asking for the remittance of the case to the other Administrative Section that ruled favorable to Trico in the other case mentioned above. The President of the Higher Administrative Tax Court is analyzing this request. This assessment is not income tax based and is therefore not accounted for under FIN 48. The Company has not accrued any amounts for the assessment of the liability.

If the Company’s challenges to the imposition of these taxes (which may include litigation at the Rio de Janeiro state court) prove unsuccessful, current contract provisions and other factors could potentially mitigate the Company’s tax exposure. Nonetheless, an unfavorable outcome with respect to some or all of the Company’s Brazilian state tax assessments could have a material adverse affect on the Company’s financial position and results of operations if the potentially mitigating factors also prove unsuccessful.

17.	Segment Information

Following the Company’s acquisition of DeepOcean, consideration was given to how management reviews the results of the new combined organization. Generally, the Company believes its business is now segregated into three operational units or segments: Subsea Services, Subsea Trenching and Protection and Towing and Supply.

The Subsea Services segment is primarily represented by the DeepOcean operations except for the Subsea Trenching and Protection segment operations conducted through its wholly-owned subsidiary, CTC Marine. The Subsea Services segment also includes seven subsea platform supply vessels (SPSVs) that the Company had in service prior to the acquisition of DeepOcean. The Towing and Supply segment is generally representative of the operations of the Company prior to its acquisition of DeepOcean.

			Subsea
			Trenching
	Subsea		and	Towing and
	Services		Protection	Supply	Corporate	Total
	(In thousands)

Six Months Ended:
June 30, 2009
Revenues from Unaffiliated Customers	$137,562		$94,403	$69,585	$—	$301,550
Intersegment Revenues	7,308		—	—	—	7,308
Operating Income (Loss)	(15,871	)(1)	11,679	16,984	(13,729)	(937)
Income (Loss) Before Income Taxes and Noncontrolling Interests	(15,466	)(1)	5,944	18,422	(22,904)	(14,004)
June 30, 2008
Revenues from Unaffiliated Customers	$50,204		$15,463	$97,800	$—	$163,467
Intersegment Revenues	—		—	—	—	—
Operating Income (Loss)	7,954		(2,502)	22,269	(10,696)	17,025
Income (Loss) Before Income Taxes and Noncontrolling Interests, as adjusted	5,075		(2,523)	23,747	(16,486)	9,813

(1)	Includes an impairment loss of $14.0 million related to our withdrawal from the Volstad partnership (see Note 16 for further discussion).

18.	Recent Accounting Standards

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162”. SFAS No. 168 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the codification carries an equal level of authority. SFAS No. 168 is effective for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of SFAS No. 168 to have a material impact on its financial statements. However, in the future all current accounting standard references will be updated in accordance with SFAS No. 168.

In June 2009, the FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”. SFAS No. 167 significantly changes the consolidation rules as they relate to variable interest entities as well as how often the assessment should be performed. The standard is effective January 1, 2010. The Company is evaluating the impact, if any, this standard will have on its financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets-an Amendment of FASB Statement No. 140”. SFAS No. 166 impacts new transfers of many types of financial assets. It eliminates the concept of a “qualifying special-purpose entity”, introduces the concept of a “participating interest”, which will limit the circumstances where the transfer of a portion of a financial asset will qualify as a sale, clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale, and changes the amount of recognized gain/loss on a transfer accounted for as a sale when beneficial interests are received by the transferor and also requires extensive new disclosures. SFAS No. 166 is effective for fiscal years beginning after November 15, 2009. Early adoption is prohibited. The Company is evaluating the impact, if any, this standard will have on its financial statements.

In May 2009, the FASB issued SFAS No. 165 “Subsequent Events”. SFAS No. 165 re-mapped the auditing guidance on subsequent events to the accounting standards with some terminology changes. SFAS No. 165 also requires additional disclosures which includes the date through which the entity has evaluated subsequent events and whether that evaluation date is the date of issuance or the date the financial statements were available to be issued. The standard is effective for interim or annual financial periods ending after June 15, 2009 and should be applied prospectively. The Company has adopted the standard as of June 30, 2009 with no material effect on its financial statements.

In April 2009, the FASB issued FASB Staff Position No. FSP FAS 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The standard is effective for periods ending after June 15, 2009. The Company has adopted the standard as of June 30, 2009 with no material effect on its financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, which changes the method for determining whether an other-than-temporary impairment exists for debt securities, and also requires additional disclosures regarding other-than-temporary impairments. FSP FAS 115-2 and FAS 124-2 were effective for interim and annual periods ending after June 15, 2009. The Company has adopted the standard as of June 30, 2009 with no material effect on its financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments in interim as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in all interim financial statements. These standards are effective for periods ending after June 15, 2009. The Company has adopted the standard for those assets and liabilities as of June 30, 2009 with no material impact on its financial statements. See Note 9 “Fair Value Measurements”.

On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, deferring the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at least annually. The Company has adopted the standard for those assets and liabilities as of January 1, 2009 with no material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)), which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changes the method of applying the acquisition method in a number of significant aspects. In addition to expanding the types of transactions that will now qualify as business combinations, SFAS No. 141(R) also provides that acquisition costs will generally be expensed as incurred; minority interests will be valued at fair value at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. SFAS No. 141(R) amends SFAS No. 109 to require adjustments, made after the effective date of this statement, to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax expense. SFAS No. 141(R) is required to be adopted concurrently with SFAS No. 160, “Accounting and Reporting of Minority Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted the standards as of January 1, 2009.

19.	Subsequent Events

The Company has performed an evaluation of subsequent events through September 30, 2009, which is the date the financial statements were issued.

In August 2009, the Company received an amendment to the $50 million U.S. Revolving Credit Facility whereby the maximum consolidated leverage ratio, net debt to EBITDA, was increased from 4.5:1 to 5.0:1 for the fiscal quarter ending September 30, 2009. The consolidated leverage ratios for the remaining periods were not amended and remain at 4:50:1:00 for the fiscal quarter ending December 31, 2009, and 4:00:1:00 for any fiscal quarter ending after December 31, 2009. In return for this amendment, the margin has increased from 3.25% to 5.0%.

20.	Supplemental Condensed Consolidating Financial Information

Trico Shipping AS (the Issuer), a consolidated subsidiary of Trico Marine Services, Inc. (the Parent Guarantor or Company) plans to issue Senior Secured Notes (the Notes). The Notes will be unconditionally guaranteed on a senior basis by Trico Supply AS and each of the other direct and indirect parent companies of the Issuer (other than the Parent Guarantor) and by each direct and indirect subsidiary of Trico Supply AS other than the Issuer (collectively, the Subsidiary Guarantors). The Notes will also be unconditionally guaranteed on a senior subordinated basis by the Parent Guarantor. The guarantees to be issued by the Parent Guarantor and the Subsidiary Guarantors will be full and unconditional, joint and several guarantees of the Notes. The Notes and the guarantees will rank equally in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ existing and future indebtedness and rank senior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future subordinated indebtedness. The Parent Guarantor’s guarantee will rank junior in right of payment to up to $50 million principal amount of indebtedness under the Parent Guarantor’s $50 million U.S. Revolving Credit Facility. All other subsidiaries of the Parent Guarantor, either direct or indirect, will not guarantee the Notes (collectively, the Non-Guarantor Subsidiaries). The Issuer and the Subsidiary Guarantors and their consolidated subsidiaries are 100% owned by the Parent Guarantor.

Under the terms of the indenture governing the Notes and the Issuer’s proposed $35.0 million Working Capital Facility to be entered into concurrently with the closing of the Notes offering, Trico Supply AS will be restricted from paying dividends to its parent, and Trico Supply AS and its restricted subsidiaries (including the Issuer) will be restricted from making intercompany loans to the Company and its subsidiaries (other than Trico Supply AS and its restricted subsidiaries).

The following tables present the condensed consolidating balance sheets as of June 30, 2009 and December 31, 2008, and the condensed consolidating statements of income and of cash flows for the periods ended June 30, 2009 and June 30, 2008 of (i) the Parent Guarantor (ii) the Issuer, (iii) the Subsidiary Guarantors, (iv) the Non-Guarantor Subsidiaries, and (v) consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries. Additionally, the Company has provided condensed consolidating balance sheets as of June 30, 2009 and December 31, 2008, and the condensed consolidating statements of income and of cash flows for the periods ended June 30, 2009 and June 30, 2008 of (i) the Issuer, (ii) the Subsidiary Guarantors, excluding the parent companies of Trico Supply AS, and (iii) consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries (collectively, the Trico Supply Group). The purpose of these tables is to provide the financial position, results of operations and cash flows of the group of entities which own substantially all of the collateral securing the Notes and are subject to the restrictions of the indenture. For purposes if this presentation, investments in consolidated subsidiaries are accounted for under the equity method.

Prior periods have been prepared to conform to the Company’s current organizational structure.

CONDENSED CONSOLIDATING BALANCE SHEET
SIX MONTHS ENDING JUNE 30, 2009

	Parent					Consolidated
	Guarantor	Issuer				(Trico Marine
	(Trico	(Trico				Services, Inc.
	Marine	Shipping	Subsidiary	Non-Guarantor		and
	Services, Inc.)	AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$4,051	$18,636	$12,382	$—	$35,069
Restricted cash	—	—	2,898	776	—	3,674
Accounts receivable, net	—	12,483	113,096	30,126	—	155,705
Prepaid expenses and other current assets	346	1,570	16,943	3,169	—	22,028

Total current assets	346	18,104	151,573	46,453	—	216,476
Net property and equipment, net	—	105,161	632,922	91,399	—	829,482
Intercompany receivables (debt and other payables)	374,652	(443,721)	(87,609)	156,678	—	—
Intangible assets	—	—	112,403	—	—	112,403
Other assets	10,730	3,313	8,917	1,363	—	24,323
Investments in subsidiaries	197,206	265,874	(227,849)	—	(235,232)	—

Total assets	$582,934	$(51,269)	$590,357	$295,893	$(235,232)	$1,182,684

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$5,471	$36,283	$144,520	$1,259	$—	$187,533
Accounts payable	—	1,926	27,541	13,274	—	42,741
Accrued expenses	4,313	2,466	98,520	15,159	—	120,458
Accrued interest	4,944	—	1,350	73	—	6,367
Foreign taxes payable	—	2,289	—	—	—	2,289
Income taxes payable	—	—	10,811	1,944	—	12,755
Other current liabilities	362	—	—	—	—	362

Total current liabilities	15,090	42,964	282,742	31,709	—	372,505
Long-term debt	331,707	100,052	80,221	5,310	—	517,290
Long-term derivative	3,746	—	—	—	—	3,746
Foreign taxes payable	—	33,018	—	—	—	33,018
Deferred income taxes	—	—	2,681	—	—	2,681
Other liabilities	47	546	2,722	4,012	—	7,327

Total liabilities	350,590	176,580	368,366	41,031	—	936,567

Commitments and contingencies
Total equity	232,344	(227,849)	221,991	254,862	(235,232)	246,117

Total liabilities equity	$582,934	$(51,269)	$590,357	$295,893	$(235,232)	$1,182,684

CONDENSED CONSOLIDATING BALANCE SHEET
SIX MONTHS ENDING JUNE 30, 2009 (Continued)

	Issuer
	(Trico			Trico
	Shipping	Subsidiary		Supply
	AS)	Guarantors(1)	Adjustments(2)	Group

ASSETS
Current assets:
Cash and cash equivalents	$4,051	$18,636	$—	$22,687
Restricted cash	—	2,898	—	2,898
Accounts receivable, net	12,483	113,096	—	125,579
Prepaid expenses and other current assets	1,570	16,943	—	18,513

Total current assets	18,104	151,573	—	169,677
Net property and equipment, net	105,161	632,922	—	738,083
Intercompany receivables (debt and other payables)	(443,721)	(87,609)	(33,820)	(565,150)
Intangible assets	—	112,403	—	112,403
Other assets	3,313	8,917	1,390	13,593
Investments in subsidiaries	265,874	(227,849)	(38,025)	—

Total assets	$(51,269)	$590,357	$(70,455)	$468,633

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$36,283	$144,520	$—	$180,803
Accounts payable	1,926	27,541	—	29,467
Accrued expenses	2,466	98,520	—	100,986
Accrued interest	—	1,350	—	1,350
Foreign taxes payable	2,289	—	—	2,289
Income taxes payable	—	10,811	—	10,811

Total current liabilities	42,964	282,742	—	325,706

Long-term debt	100,052	80,221		180,273
Long-term derivative	—	—		—
Foreign taxes payable	33,018	—	—	33,018
Deferred income taxes	—	2,681	—	2,681
Other liabilities	546	2,722	—	3,268

Total liabilities	176,580	368,366	—	544,946

Commitments and contingencies
Total equity	(227,849)	221,991	(70,455)	(76,313)

Total liabilities equity	$(51,269)	$590,357	$(70,455)	$468,633

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and investment in subsidiary balances between the Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING BALANCE SHEET
YEAR ENDING DECEMBER 31, 2008

						Consolidated
	Parent					(Trico Marine
	Guarantor	Issuer				Services, Inc.
	(Trico Marine	(Trico	Subsidiary	Non-Guarantor		and
	Services, Inc.)	Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$16,355	$48,132	$30,126	$—	$94,613
Restricted cash	—	—	2,680	886	—	3,566
Accounts receivable, net	—	15,681	108,940	40,531	—	165,152
Prepaid expenses and other current assets	—	967	9,284	(6,876)	—	3,375

Total current assets	—	33,003	169,036	64,667	—	266,706
Net property and equipment, net	1,243	109,701	596,509	96,957	—	804,410
Intercompany receivables (debt and other payables)	386,231	(439,876)	(130,470)	184,115	—	—
Intangible assets	—	—	106,983	—	—	106,983
Other assets	13,051	3,886	3,679	4,021	—	24,637
Investments in subsidiaries	178,321	248,908	(276,448)	—	(150,781)	—

Total assets	$578,846	$(44,378)	$469,289	$349,760	$(150,781)	$1,202,736

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$10,000	$—	$71,724	$1,258	$—	$82,982
Accounts payable	—	2,396	32,169	19,307	—	53,872
Accrued expenses	125	2,737	61,537	21,257	—	85,656
Accrued interest	5,303	3,234	1,765	81	—	10,383
Foreign taxes payable	—	4,000	—	—	—	4,000
Income taxes payable	—	—	17,442	691	—	18,133

Total current liabilities	15,428	12,367	184,637	42,594	—	255,026
Long-term debt	383,309	172,195	125,327	6,267	—	687,098
Long-term derivative	1,119	—	—	—	—	1,119
Foreign taxes payable	—	47,508	—	—	—	47,508
Deferred income taxes	372	—	4,732	—	—	5,104
Other liabilities	—	—	2,664	3,337	—	6,001

Total liabilities	400,228	232,070	317,360	52,198	—	1,001,856

Commitments and contingencies
Total equity	178,618	(276,448)	151,929	297,562	(150,781)	200,880

Total liabilities and equity	$578,846	$(44,378)	$469,289	$349,760	$(150,781)	$1,202,736

CONDENSED CONSOLIDATING BALANCE SHEET
YEAR ENDING DECEMBER 31, 2008 — (Continued)

	Issuer	Subsidiary		Trico Supply
	(Trico Shipping AS)	Guarantors(1)	Adjustments(2)	Group

ASSETS
Current assets:
Cash and cash equivalents	$16,355	$48,132	$2	$64,489
Restricted cash	—	2,680	—	2,680
Accounts receivable, net	15,681	108,940	—	124,621
Prepaid expenses and other current assets	967	9,284	—	10,251

Total current assets	33,003	169,036	2	202,041
Net property and equipment, net	109,701	596,509	—	706,210
Intercompany receivables (debt and other payables)	(439,876)	(130,470)	(35,631)	(605,977)
Intangible assets	—	106,983	—	106,983
Other assets	3,886	3,679	—	7,565
Investments in subsidiaries	248,908	(276,448)	27,540	—

Total assets	$(44,378)	$469,289	$(8,089)	$416,822

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$—	$71,724	$—	$71,724
Accounts payable	2,396	32,169	—	34,565
Accrued expenses	2,737	61,537	—	64,274
Accrued interest	3,234	1,765	—	4,999
Foreign taxes payable	4,000	—	—	4,000
Income taxes payable	—	17,442	—	17,442

Total current liabilities	12,367	184,637	—	197,004

Long-term debt	172,195	125,327		297,522
Foreign taxes payable	47,508	—	—	47,508
Deferred income taxes	—	4,732	—	4,732
Other liabilities	—	2,664	—	2,664

Total liabilities	232,070	317,360	—	549,430

Commitments and contingencies
Total equity	(276,448)	151,929	(8,089)	(132,608)

Total liabilities and equity	$(44,378)	$469,289	$(8,089)	$416,822

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and investment in subsidiary balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF INCOME

SIX MONTHS ENDING JUNE 30, 2009

						Consolidated
	Parent	Issuer				(Trico Marine
	Guarantor	(Trico				Services, Inc.
	(Trico Marine	Shipping	Subsidiary	Non-Guarantor		and
	Services, Inc.)	AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Revenues	$—	$38,212	$215,697	$60,833	$(13,192)	$301,550
Operating expenses:
Direct operating expenses	—	18,382	176,388	47,131	(13,192)	228,709
General and administrative	2,793	1,378	19,840	16,818	—	40,829
Depreciation and amortization	—	5,580	23,578	7,461	—	36,619
Impairments	—	11,594	2,429	—	—	14,023
(Gain) loss on sales of assets	—	(15,085)	(52)	(2,556)	—	(17,693)

Total operating expenses	2,793	21,849	222,183	68,854	(13,192)	302,487
Operating income (loss)	(2,793)	16,363	(6,486)	(8,021)	—	(937)
Interest expense, net of amounts capitalized	(19,239)	(16,659)	(1,654)	(197)	15,171	(22,578)
Interest income	6,332	193	6,581	3,927	(15,171)	1,862
Refinancing costs	(6,134)	—	—	(90)	—	(6,224)
Other income (expense), net	21,223	2,270	1,325	183	(8,478)	13,873
Equity income (loss) in investees, net of tax	4,315	(73)	20,944	—	(25,186)	—

Income (loss) before income taxes	3,704	2,094	18,060	(4,198)	(33,664)	(14,004)
Income tax expense (benefit)	303	(18,778)	786	(980)	—	(18,669)

Net income (loss)	3,401	20,872	17,273	(3,218)	(33,664)	4,665
Less: Net (income) loss attributable to noncontrolling interest(3)	—	—	(1)	(1,263)	—	(1,264)

Net income (loss) attributable to the respective entity	$3,401	$20,872	$17,274	$(4,481)	$(33,664)	$3,401

	Issuer
	(Trico			Trico
	Shipping	Subsidiary		Supply
	AS)	Guarantors	Adjustments(4)	Group

Revenues	$38,212	$215,697	$—	$253,909
Operating expenses:
Direct operating expenses	18,382	176,388	—	194,770
General and administrative	1,378	19,840	(8)	21,210
Depreciation and amortization	5,580	23,578	—	29,158
Impairments	11,594	2,429	—	14,023
Gain on sales of assets	(15,085)	(52)	—	(15,137)

Total operating expenses	21,849	222,183	(8)	244,024
Operating income (loss)	16,363	(6,486)	8	9,885
Interest expense, net of amounts capitalized	(16,659)	(1,654)	—	(18,313)
Interest income	193	6,581	(824)	5,950
Other income (expense), net	2,270	1,325	—	945
Equity income (loss) in investees, net of tax	(73)	20,944	(20,871)	—

Income (loss) before income taxes	2,094	18,060	(21,687)	(1,533)
Income tax expense (benefit)	(18,778)	786	—	(17,992)

Net income (loss)	20,872	17,274	(21,687)	16,459
Less: Net (income) attributable to noncontrolling interest	—	(1)	—	(1)

Net income (loss) attributable to Trico Supply Group	$20,872	$17,273	$(21,687)	$16,458

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

(3)	Non-Guarantor Subsidiaries include a noncontrolling interest in Eastern Marine Service Limited (EMSL).

(4)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and equity income (loss) balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
SIX MONTHS ENDING JUNE 30, 2008

						Consolidated
	Parent					(Trico Marine
	Guarantor	Issuer				Services,
	(Trico Marine	(Trico	Subsidiary	Non-Guarantor		Inc. and
	Services, Inc.)	Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Revenues	$—	$60,156	$54,397	$57,738	$(8,824)	$163,467
Operating expenses:
Direct operating expenses	—	36,985	37,454	38,224	(8,824)	103,839
General and administrative	3,069	178	8,644	13,816	—	25,707
Depreciation and amortization	—	6,662	6,250	6,730	—	19,642
Impairments	—	—	—	—	—	—
(Gain) loss on sales of assets	—	—	—	(2,746)	—	(2,746)

Total operating expenses	3,069	43,825	52,348	56,024	(8,824)	146,442
Operating income (loss)	(3,069)	16,331	2,049	1,714	—	17,025
Interest expense, net of amounts capitalized	(7,681)	(3,344)	(4,842)	(830)	8,411	(8,286)
Interest income	2,371	2,909	1,695	6,285	(8,411)	4,849
Other income (expense), net	(2,310)	(1,628)	488	(325)	—	(3,775)
Equity income (loss) in investees, net of tax	18,887	4	14,723	—	(33,614)	—

Income (loss) before income taxes	8,198	14,272	14,113	6,844	(33,614)	9,813
Income tax expense (benefit)	1,513	(455)	661	(973)	—	746

Net income (loss)	6,685	14,727	13,452	7,817	(33,614)	9,067
Less: Net (income) loss attributable to noncontrolling interest(3)	—	—	(21)	(2,361)	—	(2,382)

Net income (loss) attributable to the respective entity	$6,685	$14,727	$13,431	$5,456	$(33,614)	$6,685

	Issuer
	(Trico
	Shipping	Subsidiary		Trico Supply
	AS)	Guarantors	Adjustments(4)	Group

Revenues	$60,156	$54,397	$—	$114,553
Operating expenses:
Direct operating expenses	36,985	37,454	—	74,439
General and administrative	178	8,644	(12)	8,810
Depreciation and amortization	6,662	6,250	—	12,912
Impairments	—	—	—	—
Gain on sales of assets	—	—	—	—

Total operating expenses	43,825	52,348	(12)	96,161
Operating income (loss)	16,331	2,049	12	18,392
Interest expense, net of amounts capitalized	(3,344)	(4,842)	—	(8,186)
Interest income	2,909	1,695	(989)	3,615
Other income (expense), net	(1,628)	488	—	(1,140)
Equity income (loss) in investees, net of tax	4	14,723	(14,727)	—

Income (loss) before income taxes	14,272	14,113	(15,704)	12,681
Income tax expense (benefit)	(455)	661	—	206

Net income (loss)	14,727	13,452	(15,704)	12,475

Less: Net (income) attributable to noncontrolling interest	—	(21)	—	(21)

Net income (loss) attributable to Trico Supply Group	$14,727	$13,431	$(15,704)	$12,454

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

(3)	Non-Guarantor Subsidiaries include a noncontrolling interest in EMSL.

(4)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and equity income (loss) balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
SIX MONTHS ENDING JUNE 30, 2009

	Parent					Consolidated
	Guarantor					(Trico Marine
	(Trico	Issuer		Non-		Services, Inc.
	Marine	(Trico	Subsidiary	Guarantor		and
	Services, Inc.)	Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Net cash provided by operating activities	$(11,083)	$23,800	$13,323	$5,233	$(2,598)	$28,675
Cash flows from investing activities:
Purchases of property and equipment	(541)	(2,095)	(43,980)	(2,232)	—	(48,848)
Proceeds from sales of assets	—	26,224	—	3,800	—	30,024
Return of equity investment in investee	32,903	—	—	—	(32,903)	—
Decrease (increase) in restricted cash	—	—	107	108	—	215

Net cash provided by (used in) investing activities	32,362	24,129	(43,873)	1,676	(32,903)	(18,609)

Cash flows from financing activities:
Payment for exchange of convertible debentures	(12,676)	—	—	—	—	(12,676)
Borrowings (repayments) on revolving credit facilities, net	(14,478)	(49,447)	15,201	(629)	—	(49,353)
Borrowings (repayments) on debt between subsidiaries, net	12,099	(11,851)	(15,248)	15,000	—	—
Dividend to parent	—	—	(2,598)	(32,903)	35,501	—
Capital contribution	—	—	—	—	—	—
Dividend to noncontrolling partner	—	—	—	(6,120)	—	(6,120)
Debt issuance costs	(6,224)	—	—	—	—	(6,224)

Net cash provided by (used in) financing activities	(21,279)	(61,298)	(2,645)	(24,652)	35,501	(74,373)

Effect of exchange rate changes on cash and cash equivalents	—	1,065	3,698	—	—	4,763
Net increase (decrease) in cash and cash equivalents	—	(12,304)	(29,497)	(17,743)	—	(59,544)
Cash and cash equivalents at beginning of period	—	16,355	48,133	30,125	—	94,613

Cash and cash equivalents at end of period	$—	$4,051	$18,636	$12,382	$—	$35,069

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
SIX MONTHS ENDING JUNE 30, 2009 — (Continued)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors(1)	Trico Supply Group

Net cash provided by operating activities	$23,800	$13,323	$37,123
Cash flows from investing activities:
Purchases of property and equipment	(2,095)	(43,980)	(46,075)
Proceeds from sales of assets	26,224	—	26,224
Decrease (increase) in restricted cash	—	107	107

Net cash provided by (used in) investing activities	24,129	(43,873)	(19,744)

Cash flows from financing activities:
Proceeds and repayments of revolving credit facilities, net	(49,447)	15,201	(34,246)
Borrowings (repayments) on debt between subsidiaries	(11,851)	(15,248)	(27,099)
Dividend to parent	—	(2,598)

Net cash provided by (used in) financing activities	(61,298)	(2,645)	(61,345)

Effect of exchange rate changes on cash and cash equivalents	1,065	3,698	4,763
Net increase (decrease) in cash and cash equivalents	(12,304)	(29,497)	(41,801)
Cash and cash equivalents at beginning of period	16,355	48,133	64,488

Cash and cash equivalents at end of period	$4,051	$18,636	$22,687

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
SIX MONTHS ENDING JUNE 30, 2008

						Consolidated
	Parent					(Trico Marine
	Guarantor	Issuer		Non-		Services, Inc.
	(Trico Marine	(Trico	Subsidiary	Guarantor		and
	Services, Inc.)	Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Net cash provided by operating activities	$471	$39,169	$16,722	$(11,630)	$—	$44,732
Cash flows from investing activities:
Acquisition of DeepOcean, net of acquired cash	—	(568,122)	137,320	—	—	(430,802)
Purchases of property and equipment	—	(497)	(47,234)	(14,449)	—	(62,180)
Return on equity investment in investee	2,529	—	—	—	(2,529)	—
Settlement of hedge instrument	—	—	8,151	—	—	8,151
Decrease (increase) in restricted cash	—	—	(1,457)	6,107	—	4,650

Net cash provided by (used in) investing activities	2,529	(568,619)	96,780	(1,319)	(2,529)	(473,158)

Cash flows from financing activities:
Net proceeds from exercises of warrants and options	11,615	—	—	—	—	11,615
Proceeds from issuance of senior convertible debentures	300,000	—	—	—	—	300,000
Borrowings (repayments) from debt, net	46,459	129,893	(11,949)	(2,629)	—	161,774
Borrowings (repayments) on debt between subsidiaries net	(340,643)	334,123	(9,600)	16,120	—	—
Capital contributions	(7,694)	—	—	7,694	—	—
Dividend to parent	—	—	—	(2,529)	2,529	—
Debt issuance costs	(12,737)	(2,479)	(516)	(391)	—	(16,123)

Net cash provided by (used in) financing activities	(3,000)	461,537	(22,065)	18,265	2,529	457,266

Effect of exchange rate changes on cash and cash equivalents	—	3,967	2,470	—	—	6,437
Net increase (decrease) in cash and cash equivalents	—	(63,946)	93,907	5,316	—	35,277
Cash and cash equivalents at beginning of period	—	82,585	37,591	11,287	—	131,463

Cash and cash equivalents at end of period	$—	$18,639	$131,498	$16,603	$—	$166,740

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
SIX MONTHS ENDING JUNE 30, 2008 — (Continued)

	Issuer		Trico
	(Trico	Subsidiary	Supply
	Shipping AS)	Guarantors(1)	Group

Net cash provided by operating activities	$39,169	$16,722	$55,891
Cash flows from investing activities:
Acquisition of DeepOcean, net of acquired cash	(568,122)	137,320	(430,802)
Purchases of property and equipment	(497)	(47,234)	(47,731)
Sale of hedge instrument	—	8,151	8,151
Decrease (increase) in restricted cash	—	(1,457)	(1,457)

Net cash provided by (used in) investing activities	(568,619)	96,780	(471,839)

Cash flows from financing activities:
Borrowings (repayments) from debt, net	129,893	(11,949)	117,944
Borrowings (repayments) on debt between subsidiaries, net	334,123	(9,600)	324,523
Contribution from noncontrolling interest	—	—	—
Debt issuance costs	(2,479)	(516)	(2,995)

Net cash provided by (used in) financing activities	461,537	(22,065)	439,472

Effect of exchange rate changes on cash and cash equivalents	3,967	2,470	6,437
Net increase (decrease) in cash and cash equivalents	(63,946)	93,907	29,961
Cash and cash equivalents at beginning of period	82,585	37,591	120,176

Cash and cash equivalents at end of period	$18,639	$131,498	$150,137

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).